UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Life Time Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VOTING METHODS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
PROPOSAL NO. 3 — APPROVAL OF THE LIFE TIME FITNESS, INC. 2011 LONG-TERM INCENTIVE PLAN
PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 5 — FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
2011 LONG-TERM INCENTIVE PLAN
MAP AND DIRECTIONS

LIFE TIME FITNESS, INC.
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
(952) 947-0000
March 7, 2011
Dear Shareholder:
     You are cordially invited to attend the annual meeting of shareholders to be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 21, 2011.
     The notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.
     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your shares, as instructed in your proxy card or the Notice of Internet Availability of Proxy Materials, as promptly as possible. If you received a Notice of Internet Availability of Proxy Materials, you may vote your shares over the Internet or request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Bahram Akradi
Chairman of the Board of Directors, President and
Chief Executive Officer

VOTING METHODS
     If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:
1. BY INTERNET
     a. Go to the Web site at http://www.eproxy.com/ltm, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on April 20, 2011.
     b. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, and the last four digits of your Social Security Number or Tax Identification Number available to verify your identify and create an electronic ballot.
     c. Follow the simple instructions provided.
2. BY TELEPHONE
     a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.
     b. On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on April 20, 2011.
     c. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available to verify your identity.
     d. Follow the simple instructions provided.
3. BY MAIL
     a. Request a proxy card by following the instructions in your Notice of Internet Availability of Proxy Materials.
     b. Mark, sign and date your proxy card.
     c. Return it in the postage-paid envelope that will be provided.
     If your shares are held in a brokerage, bank or similar account: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice of Internet Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held April 21, 2011.
     The following materials are available for review on the Internet:
          Proxy Statement for the 2011 Annual Meeting of Shareholders
          Annual Report for the year ended December 31, 2010
     To view the Proxy Statement and Annual Report, visit http://materials.proxyvote.com/53217R.
Your vote is important. Thank you for voting.

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders
To Be Held on April 21, 2011

     The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, on Thursday, April 21, 2011 for the following purposes:
     1. To elect a board of directors of eight directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;
     2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;
     3. To approve the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan;
     4. To approve, on an advisory basis, the 2010 compensation of our named executive officers as disclosed in our proxy statement;
     5. To vote, on an advisory basis, on the frequency of including an advisory vote on the compensation of our named executive officers in our proxy statement; and
     6. To transact other business that may properly be brought before the meeting.
     Our board of directors has fixed February 28, 2011 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
     Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, please vote by Internet in accordance with the voting instructions set forth on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials, you may also request a paper proxy card, which will include instructions to vote by telephone, as well as a reply envelope to submit your vote by mail. You may revoke your proxy at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Bahram Akradi
Chairman of the Board of Directors, President and Chief Executive Officer

Chanhassen, Minnesota
March 7, 2011

PROXY STATEMENT

GENERAL INFORMATION
     Your proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, April 21, 2011 at the Life Time Fitness, Inc. Corporate Office, 2902 Corporate Place, Chanhassen, Minnesota 55317, commencing at 1:00 p.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of the Notice of Internet Availability of Proxy Materials to shareholders will commence on or about March 7, 2011.
Notice of Internet Availability of Proxy Materials
     Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to certain of our shareholders through the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials, and vote your shares, on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
Record Date
     Only shareholders of record at the close of business on February 28, 2011 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 42,266,779 shares of our common stock outstanding, each entitled to one vote.
Voting of Proxies
     Proxies voted by telephone, Internet or mail in accordance with the voting instructions set forth in your proxy card or Notice of Internet Availability of Proxy Materials, and not revoked, will be voted in the manner specified. A shareholder providing a proxy retains the right to revoke it at any time before it is exercised by providing written notice to our Secretary of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.
Shareholder Proposals
     As stated in last year’s proxy statement dated March 9, 2010, shareholder proposals to be presented at this year’s annual meeting of shareholders and included in this proxy statement were due at our principal executive office by November 9, 2010. No such proposals were received. We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2012 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 8, 2011. We must receive any other shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2012 at our Corporate Office no later than January 22, 2012.
Quorum
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes” will be counted as present for purposes of determining the existence of a quorum. Broker non-votes are explained under the “Shares Held in Street Name” section on page 2.
Vote Required
     Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. A shareholder who does not vote (including a broker non-vote) will have no effect on the election of directors.

     Approval of Life Time Fitness, Inc. 2011 Long-Term Incentive Plan. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the 2011 Long-Term Incentive Plan. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on this proposal. In addition, NYSE rules require that holders of at least a majority of our common stock must vote on this proposal. Therefore, a shareholder who does not vote (including a broker non-vote) will not count toward this requirement and will have the effect of not meeting the requirement for this proposal to pass.
     Non-Binding Votes on Executive Compensation and Frequency Vote. The advisory votes on the 2010 compensation of our named executive officers as disclosed in this proxy statement and the frequency of including the advisory vote on the compensation of our named executive officers are not binding on us. We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. We will consider our shareholders to have selected the frequency option that receives the greatest number of votes. With respect to these proposals, a shareholder who abstains and a shareholder who does not vote (including a broker non-vote), will have no effect on the outcome of these proposals.
     Other Proposals. For all other proposals, the affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will have no effect on the outcome of these proposals.
Shares Held in Street Name
     The election of directors, the approval of the 2011 Long-Term Incentive Plan, the advisory vote on executive compensation and the advisory vote on the frequency of executive compensation votes are proposals on which your broker does not have discretionary authority to vote. Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.
Adjournment of Meeting
     If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.
Expenses of Soliciting Proxies
We will pay the cost of soliciting proxies for the annual meeting. We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview. We may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Composition of our Board of Directors
     Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of eight members.

Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting and the director’s successor has been duly elected and qualified. Our board of directors, upon the recommendation of our governance and nominating committee, has nominated the eight persons named below for election as directors. Unless otherwise directed, proxies solicited by our board of directors will be voted to elect the eight nominees named below to constitute the entire board of directors.
Directors and Director Nominees
     All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the accompanying proxy form may vote for a substitute nominee selected by the governance and nominating committee.
     The following table sets forth certain information regarding each director nominee:

Name	Age	Position
Bahram Akradi	49	Chairman of the Board of Directors, President and Chief Executive Officer
Giles H. Bateman	66	Director
Jack W. Eugster	65	Director
Guy C. Jackson	68	Director
John K. Lloyd	64	Director
Martha A. Morfitt	53	Director
John B. Richards	62	Director
Joseph S. Vassalluzzo	63	Director
     Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the board of directors’ conclusion that the nominee should serve as a director:
     Bahram Akradi founded our company in 1992 and has been a director since our inception. Mr. Akradi was elected chief executive officer and chairman of the board of directors in May 1996. In December 2009, Mr. Akradi was appointed president of our company; a position he also held from 1992 through December 2007. Mr. Akradi has over 25 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and executive vice president. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.
     Through his leadership roles in our industry, Mr. Akradi has gained extensive experience in the development and operation of health and fitness companies. As our founder, he has significant knowledge of all facets of our company, including the day-to-day operations of our in-center programs and offerings and the construction and design of our centers. Mr. Akradi’s long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our chairman.
     Giles H. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as chief financial officer and vice chairman there until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly-traded retailer of computer hardware, software, accessories and related products, from 1993 until he retired in 2000. Mr. Bateman serves as a director and the chair of the audit committee of WD-40 Company. Within the last five years, Mr. Bateman also served on the board of directors of United PanAm Finance Corporation and the Tuesday Morning Corporation.
     Mr. Bateman has more than 20 years of public company operating experience, including as founder, chief financial officer and vice chairman of big-box retailer, Price Club, and has served on numerous public company boards. In addition to his leadership experience with a big-box retailer, he also has background and expertise in finance through his tenure as chief financial officer at Price Club as well as his service on numerous audit committees in the past. This experience allows him to provide guidance and counsel in his role as chairman of our finance committee.
     Jack W. Eugster was elected a director of our company in October 2009. Mr. Eugster served as the chairman, president and chief executive officer of Musicland Stores Corporation, a retail music and home video company, for 21 years before his retirement in 2001. Prior to Musicland, Mr. Eugster held executive leadership positions with The Gap, Inc. and Target Corporation. He currently serves on the board of directors of three public companies, Donaldson Company, Inc., Graco Inc. and Black Hills Corporation. Within the last five years, Mr. Eugster has also served on the board of directors of Golf Galaxy, Inc.
     Mr. Eugster has a history of demonstrated leadership with major retail organizations. His significant experience in leadership positions, including chief executive officer, of retail companies is particularly valuable for us as he can provide strategic input on center development and in-center offerings and programs. Mr. Eugster also brings extensive governance experience to our board and company as he has served as a director of numerous publicly-held companies, including big-box retailers.
     Guy C. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner for numerous public companies. He also serves as a director, and the chair of the audit committee, of the following public companies: Cyberonics, Inc., Digi International Inc. and EpiCept Corporation. Within the last five years, Mr. Jackson has also served on the board of directors of Urologix, Inc.
     Mr. Jackson brings more than 35 years of finance, audit and accounting experience to our board. Along with his years of experience with the accounting firm of Ernst & Young, LLP, serving many different companies and industries, Mr. Jackson is also a director, and chair of the audit committee, for three other publicly-held companies. Mr. Jackson’s significant experience in the finance area allows him to provide analysis and input to our finance, accounting and internal audit functions. This experience, and his service on other boards and audit committees, qualifies Mr. Jackson to serve as chairman of our audit committee.
     John K. Lloyd was elected a director of our company in October 2009. Since 1997, Mr. Lloyd has been the president of Meridian Health, a New Jersey-based integrated health system which encompasses five hospitals and an extensive network of non-hospital healthcare services. Prior to Meridian Health, Mr. Lloyd held executive leadership positions with Jersey Shore University Medical Center, Modern Health Affiliates, Inc. and Episcopal Hospital. He currently serves as chairman of the board of directors of QualCare Preferred Providers and QualCare Alliance Networks, Inc. Within the last five years, Mr. Lloyd has also served on the board of directors of Commerce Bancorp, Inc., which was subsequently acquired by T.D. Bank Group.
     As the president of Meridian Health, Mr. Lloyd has significant experience in the strategic development and operation of a network of health and wellness businesses within one corporate system. This experience allows Mr. Lloyd to provide valuable insight and guidance on organizational structure and employee programs within the health and wellness sector, as well as our technological systems and information safeguarding processes and procedures. Mr. Lloyd also brings additional public company governance experience to our board from his prior service as a director of Commerce Bancorp, Inc.
     Martha (Marti) A. Morfitt was elected a director of our company in August 2008. Since October 2009, Ms. Morfitt has been the chief executive officer of Airborne, Inc., a privately held manufacturer of dietary supplements. Ms. Morfitt is the former president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products. She held this position from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt left her position at CNS, Inc. effective March 2007 as a result of the acquisition of CNS, Inc. by GlaxoSmithKline plc in December 2006. Prior to 1998, Ms. Morfitt held an executive position at the Pillsbury Company. Ms. Morfitt is also a director of Graco Inc. and lululemon athletica inc. Within the last five years, Ms. Morfitt has also served on the board of directors of CNS, Inc., Intrawest Corporation and Solta Medical, Inc.
     As the president and chief executive officer of CNS, Inc., Ms. Morfitt gained significant experience leading a publicly-held consumer products company. Now Ms. Morfitt continues to gain leadership experience in the consumer products industry as the chief executive officer of Airborne, Inc. In addition to her leadership experience at CNS, Inc. and Airborne, Inc., Ms. Morfitt also serves as a director of two other publicly-held companies. Ms. Morfitt is well suited as a director of our company, as her consumer marketing and business strategy expertise allows Ms. Morfitt to provide insight on strategic plans relating to our business.
     John B. Richards was elected a director of our company in October 2006. Mr. Richards is currently a managing partner of the New England Consulting Group, a firm specializing in creative marketing and growth strategies for a wide range of branded consumer businesses. Mr. Richards also serves as an interim consulting executive to various retail companies. Previously, he served as the president and chief executive officer of Elizabeth Arden Red Door Spa Holdings from October 2001 until May 2006. Elizabeth Arden Red Door Spa Holdings is a developer and operator of prestige day and resort spas. Mr. Richards also served as President of Starbucks Coffee Company, and held senior leadership and management positions with Four Seasons Hotels, Inc., Royal Viking Line, McKinsey & Company and The Procter & Gamble Company. Within the last five years, Mr. Richards has also served on the board of directors of Elizabeth Arden Red Door Spa Holdings.
     In his senior leadership roles at companies in the hospitality industry, Mr. Richards gained significant marketing and operating experience. Also, his expertise in marketing health and beauty services, gained through his role as chief executive officer at Elizabeth Arden Red Door Spa Holdings, is particularly valuable as we continue to provide health and wellness services in a resort-like environment.
     Joseph S. Vassalluzzo was elected a director of our company in October 2006 and our lead director in October 2008. Since August 2005, Mr. Vassalluzzo has been an independent advisor to retail organizations, with a primary emphasis on real estate. From 1989 until August 2005, Mr. Vassalluzzo held executive and senior leadership positions with Staples, Inc., an office products retailer. Previously, Mr. Vassalluzzo has held management, sales, operations and real estate positions with Mobile Corp., Amerada Hess Corp. and American Stores Company. Mr. Vassalluzzo is the non-executive chairman and a member of the compensation committee and nominating and governance committee of the Board of Trustees of Federal Realty Investment Trust, a publicly held real estate investment trust. He is also a director and a member of the nominating and governance committee and real estate committee of iParty Corporation, a publicly held chain of party supply superstores. Within the last five years, Mr. Vassalluzzo has also served on the board of directors of Commerce Bancorp, Inc., which was subsequently acquired by T.D. Bank Group.
     Mr. Vassalluzzo has a history of demonstrated leadership in real estate acquisition and expansion in his roles at Staples, Inc. His real estate and expansion experience is particularly valuable as we continue to research and develop sites for new centers. His executive and senior leadership positions at numerous retailers make him well suited to be our Lead Director.
     None of the above nominees is related to each other or to any of our executive officers.
Board of Directors Meetings and Attendance
     Our board of directors held five meetings during fiscal year 2010. During fiscal year 2010 each director attended at least 75% of the aggregate number of the meetings of our board of directors and of the board committees on which she/he serves.
Director Independence and Board Structure
     Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers relationships between each director (considering all relevant facts and circumstances) and our company and its management to determine whether any such relationships are material. In February 2011, our board of directors conducted its annual review of director independence and determined that no material relationships existed that would disqualify any of our directors as independent under the listing standards of the New York Stock Exchange or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Akradi, who is also our chairman, president and chief executive officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any material relationship with our company as defined by the listing standards of the New York Stock Exchange.
     Our board specifically considered that Mr. Eugster is a director and 15% equity owner of a privately-held company that provides security and video surveillance related services to our company. We paid less than $17,000 to this company in fiscal 2010, which is significantly less than the NYSE threshold for such transactional relationships. Our board also considered that Ms. Morfitt is a director of, and has a less than 1% equity interest in, lululemon athletic inc., a company from which we purchase certain apparel. We paid less than $250,000 to lululemon athletic inc. in fiscal 2010, which is also significantly less than the NYSE threshold for such transactional relationships. Finally, our board considered that Mr. Lloyd is the president of Meridian Health, which contracted with a third-party wellness program provider to provide certain services as part of Meridian Health’s employee wellness program. The third-party wellness program provider then subcontracted with our company to provide certain blood screening services to be included in the wellness program. While our agreement provides us a minimum of $180,000 from the third-party wellness program provider for providing the blood screening services, the exact amount of payment is still not determined due to the timing of the services, and no payment has been received. Our board determined that the above relationships were at “arms-length” and not material to any of the entities or the directors, and that Ms. Morfitt, Mr. Eugster and Mr. Lloyd had no personal interest in the transactions. After review of these transactions, our board of directors determined that Messrs. Bateman, Eugster, Jackson, Lloyd, Richards and Vassalluzzo, and Ms. Morfitt are independent.
     At this time, our board of directors believes it is appropriate and efficient for Mr. Akradi, our chairman, president and chief executive officer, to also serve as chairman of the board, based on Mr. Akradi’s extensive knowledge of our company and the healthy way of life marketplace. The independent members of our board have named Mr. Vassalluzzo our independent lead director. Mr. Vassalluzzo, as lead director, chairs the executive sessions of the non-management members of our board of directors, acts as a liaison with Mr. Akradi, in consultation with the independent directors and assists in developing the agendas for each board of directors meeting. During 2010, our board of directors held an executive session of the non-management members of our board of directors at every meeting.

Committees of Our Board of Directors
     Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com.
     Our board of directors’ committee composition is as follows:

Governance and
Director	Audit	Compensation	Nominating	Finance
Bahram Akradi
Giles H. Bateman		X		Chair
Jack W. Eugster	X			X
Guy C. Jackson	Chair		X
John K. Lloyd		X	X
Martha A. Morfitt	X	X
John B. Richards			Chair	X
Joseph S. Vassalluzzo		Chair		X
Meetings Held in 2010	6	6	3	5
Audit Committee.
     Our audit committee consists of Messrs. Jackson (Chair) and Eugster and Ms. Morfitt. The functions of the audit committee include oversight of the integrity of our consolidated financial statements, our internal controls and internal audit function, our compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. Our audit committee is directly responsible (subject to non-binding shareholder ratification) for the appointment of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. Our audit committee is also responsible for the retention, compensation, evaluation, termination and oversight of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors and most recently amended on December 17, 2010. Our audit committee held six meetings in fiscal year 2010.
     Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the New York Stock Exchange, and that each member of our audit committee also qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC. Our board of directors has also determined that Mr. Jackson’s service on the audit committees of three other public companies does not impair his ability to effectively serve on our audit committee.
Compensation Committee.
     Our compensation committee consists of Messrs. Vassalluzzo (Chair), Bateman and Lloyd and Ms. Morfitt. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to the compensation of our chief executive officer, analyzing the chief executive officer’s performance in light of those goals and objectives based upon the evaluation completed by the governance and nominating committee, and then determining and approving the chief executive officer’s compensation level based on that evaluation. Our compensation committee also approves and makes recommendations to our board of directors with respect to the compensation of other executive officers, incentive-compensation plans and equity-based plans. Our compensation committee also makes recommendations to our board of directors with respect to any changes in director compensation. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors and most recently amended on December 17, 2010. Our compensation committee held six meetings in fiscal year 2010.
Governance and Nominating Committee.
     Our governance and nominating committee consists of Messrs. Richards (Chair), Jackson and Lloyd. The functions of the governance and nominating committee include identifying individuals qualified to become members of our board and overseeing our corporate governance principles. Our governance and nominating committee also performs the evaluation of the chief executive officer and reviews his process for the evaluation of the members of the senior management team. The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter approved by our board of directors and most recently amended on December 17, 2010. Our governance and nominating committee held three meetings in fiscal year 2010.
Finance Committee.
     Our finance committee consists of Messrs. Bateman (Chair), Eugster, Richards and Vassalluzzo. The purpose of the finance committee is to assist the board in fulfilling its oversight responsibilities for financial-related activities. Its responsibilities and duties include, among other items, reviewing and approving proposed borrowings and indebtedness from $5 million to $25 million, individual club center business plans within the scope of our core business where our investment exceeds $5 million and is within other board approved parameters, business plans for investments outside the scope of our core business from $5 million to $10 million, individual capital items not in our approved annual budget between $5 million and $10 million (with an annual limit of $15 million), and our cash management and investment policy. The finance committee also reviews and recommends to the board as necessary borrowings and indebtedness over $25 million, acquisitions over $5 million, dividend and stock repurchase policies and financial hurdle rates for investments of our company. Finally, the finance committee also reviews and oversees management’s reports to the board on a variety of financial-related matters. The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter approved by our board of directors and most recently amended on December 17, 2010. Our finance committee held five meetings in fiscal year 2010.
Corporate Governance Guidelines
     In December 2004, our board of directors adopted Corporate Governance Guidelines. These guidelines were most recently amended and approved by the board on December 17, 2010. The guidelines are available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com.
Board’s Role in Risk Oversight
     In exercising its overall responsibility to direct our business and affairs, our board of directors has established various processes and procedures with respect to risk oversight and management. As an annual core agenda item of the full board, management presents to the board a comprehensive and detailed risk assessment after completing an enterprise risk review and analysis. Pursuant to the risk assessment, we have categorized the most relevant risks as follows: capital, competitive and talent, data privacy, physical assets, regulatory and catastrophic. In addition to that assessment, our board of directors also reviews any internal control and financial reporting risk and compensation-related risk. As part of this annual risk assessment, the board of directors determines whether any of our overall risk management processes or control procedures requires modification or enhancement. Our board of directors has allocated oversight of the respective risk categories discussed below between the board of directors and its committees as follows, with oversight of all other risk residing with the board of directors: capital risk — finance committee; competitive risk and talent risk — board of directors; data privacy — audit committee; physical assets — audit committee; regulatory — audit committee; catastrophic — audit committee; internal control and financial reporting risk — audit committee; and compensation related risk — compensation committee.
     Capital risk relates to proper management of our liquidity and plans for expansion. Capital risk is regularly monitored and managed by our finance committee through its regular and consistent review of our capital structure and expansion plans. For example, at each of the finance committee’s regularly scheduled meetings throughout the year, management provides presentations on our capital structure as a whole, individual financing considerations and plans for expansion. Pursuant to its charter, our finance committee is charged with reviewing and approving our various financing and expansion plans. For certain financings or acquisitions, full board approval is required.
     Competitive risk and talent risk relate to the proper definition and achievement of our high-level goals and mission and retaining talent throughout that process, and are regularly monitored and managed by the full board through the board’s regular and consistent review of our operating performance and strategic plan. For example, at each of the board’s regularly scheduled meetings throughout the year, management provides the board presentations on our various business units as well as our performance as a whole. Agenda items are included for significant developments as appropriate, including for example, an overview of the competitive landscape, important market developments and management succession.

     Data privacy risk relates to the collection, use, retention, sharing and security of our data, primarily all information collected from our members as part of the membership enrollment process and the provision of member services. Data privacy risk is primarily overseen by our audit committee as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance. Our audit committee monitors and reviews the processes, procedures and internal controls relating to our data privacy and protection, and makes adjustments as needed, through regular reporting by management on our data privacy and protection process and compliance with applicable data privacy regulations.
     Physical assets risk relates to the possibility of damage to our property, clubs and infrastructure from catastrophes, terrorism or cyber-terrorism. Physical assets risk is primarily overseen by our audit committee, with some oversight by the board of directors. Our audit committee receives reports from management on the institution of appropriate safeguards that help to mitigate the risks of loss or damage to our physical assets. Our audit committee will also review, as needed, our insurance structure, which protects our company financially from the risk of loss or damage to our physical assets.
     Regulatory risk relates to our business being subject to government regulation, and the fact that changes in these regulations could have a negative effect on operations. Our audit committee receives regular updates from our legal department, which include updates on any risks arising from changes in government regulation to which we are subject.
     Catastrophic risk relates to epidemics, pandemics, terrorism or catastrophes that have an effect on individuals utilizing our clubs, and therefore, a negative impact on our operations. Similar to the physical assets risk, our audit committee is charged with oversight of catastrophic risk. Our audit committee receives reports from management on pandemic, epidemic and catastrophic response plans and safeguards to mitigate any risk arising from such catastrophes.
     Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Internal control and financial reporting risk is primarily overseen by our audit committee. Pursuant to its charter and core agendas, our audit committee receives input directly from management as well as our independent registered public accounting firm, Deloitte & Touche, LLP, regarding our financial reporting process, internal controls and public filings. The audit committee also receives regular updates from our legal and internal audit departments on various legal or compliance items.
     Compensation-related risk relates to the compensation plans of our executive and other team members incentivizing behavior that may not be in our best long-term interests. Compensation-related risk is regularly monitored and managed by our compensation committee through its regular and consistent review of our compensation plans. For example, at each of the compensation committee’s regularly scheduled meetings throughout the year, management provides to the compensation committee a presentation on the year-to-date performance of the compensation plans for our executives. Pursuant to its charter, our compensation committee is charged with reviewing and approving the compensation plans for our executives.
     With respect to any compensation-related risk for 2010, we completed a review of our compensation policies and practices for our employees to determine the extent to which any risks arising from such policies and practices are reasonably likely to have a material adverse effect on our company. To complete this review, we first considered all compensation policies and practices for our employees, including the base salaries, annual bonuses and long-term incentive award plans of our executive officers, as well as the compensation plans of our area directors, general managers and sales employees. The compensation arrangements and policies were then reviewed with the assistance of our internal audit, finance, human resources and legal departments, to determine any risk-taking incentives inherent in our compensation policies and practices, our internal controls that mitigate any such risks, and whether any resulting risks are reasonably likely to have a material adverse effect on our company. As part of our review, we took numerous factors into consideration relating to the overall risk management of our company, including whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company, and whether any of our compensation policies and practices incentivized individuals to take short-term risks that were inconsistent with our long-term goals. In addition, as part of its regular oversight of the compensation plan structure and administration, our compensation committee reviewed our policies and practices to ensure that they were consistent with our company’s long-term interests. Upon completion of this review, we determined there were no risks arising from our company’s compensation policies and practices that are reasonably likely to have a material adverse effect on our company.
Code of Business Conduct and Ethics
     We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at lifetimefitness.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.
Corporate Governance Documents Available on Our Website
     Copies of our key corporate governance documents are available on the Investor Relations page of our website at lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available on our website. Paper copies of any of these corporate governance documents may be obtained without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.
Director Qualifications
     Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending potential new members, or the continued service of existing members, to our board of directors in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:
•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•	whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a similar size and scope.
     Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, diversity of background and experience, as noted above, is one of the factors the governance and nominating committee considers in recommending potential new members to our board of directors.
Director Nomination Process
     Our governance and nominating committee selects nominees for directors pursuant to the following process:
•	the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•	formal nomination by our governance and nominating committee for inclusion as a director nominee at the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.
     Prior to recommending a director for reelection to another term, our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and contributions at board of directors and board committee meetings.
     Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 2902 Corporate Place, Chanhassen, MN 55317. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.
Compensation Committee Interlocks and Insider Participation
     During 2010, Messrs. Bateman, Lloyd and Vassalluzzo and Ms. Morfitt, served as the members of our compensation committee. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.
Attendance at Annual Meeting
     One member of our board of directors attended our 2010 annual meeting of shareholders.
Communication with our Board of Directors
     All interested parties, including our shareholders, may contact our board of directors by mail addressed to the attention of our board of directors, our lead director, all independent directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317. Our General Counsel will review all communications and then forward them to the appropriate director or directors on a periodic basis. The board of directors has instructed our General Counsel to review such correspondence and, with discretion, not to forward items that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration.
     Our board of directors recommends that the shareholders vote for the election of each of the eight nominees listed above to constitute our board of directors.
PROPOSAL NO. 2 —
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Deloitte & Touche LLP and its affiliates (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders on its selection of Deloitte & Touche. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

     A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
Fees
     The following table presents the aggregate fees for professional services provided by Deloitte & Touche in fiscal years 2010 and 2009:

	Fiscal Year	Fiscal Year
Description of Fees	2010 Amount	2009 Amount
Audit Fees	$716,815	$750,525
Audit-Related Fees	62,696	67,074

Total Audit and Audit-Related Fees	779,511	817,599
Tax Fees	172,340	243,416

Total	$951,851	$1,061,015

Audit Fees.
     The audit fees set forth above include fees for the audit of our annual consolidated financial statements and our internal control over financial reporting. The audit fees also include fees for audit services in connection with Deloitte & Touche’s review of our interim consolidated financial statements for the first three quarters of each fiscal year.
Audit-Related Fees.
     The audit-related fees set forth above consist of fees for the audits of our employee benefit plan as well as fees related to accounting consultations and certain agreed-upon procedures.
Tax Fees.
     The tax fees set forth above consist of fees for the preparation of original and amended tax returns, tax planning and analysis services and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $172,340 and $243,416 for tax preparation and compliance services and $0 for other tax-related items during 2010 and 2009, respectively.
Approval of Independent Registered Public Accounting Firm Services and Fees
     The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee also actively monitors the relationship between fees for audit and audit-related services and fees for other non-audit services. Our audit committee has delegated to the chair the authority to pre-approve additional services by our independent registered public accounting firm between committee meetings of up to $50,000, in the aggregate, without prior approval of the audit committee; however, such additional services are subsequently presented at the next meeting of the audit committee for ratification. All of the services listed under the heading Tax Fees were pre-approved by our audit committee, or audit committee chair under the above described delegation.
     Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.
AUDIT COMMITTEE REPORT
     The role of our audit committee, which is composed of three independent non-employee directors, includes oversight of the integrity of our company’s consolidated financial statements, our internal controls, our company’s compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. In performing our oversight function, we rely upon advice and information received in our discussions with management and the independent registered public accounting firm.

     We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 with management; (b) discussed with Deloitte & Touche, our company’s independent registered public accounting firm, the matters required to be discussed by applicable auditing standards regarding communication with audit committees; and (c) received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the audit committee concerning their independence, and discussed with Deloitte & Touche their independence.
     Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that our audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.
Audit Committee:
Guy C. Jackson, Chair
Jack W. Eugster
Martha A. Morfitt

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     We operate distinctive and large, multi-use sports and athletic, professional fitness, family recreation and spa centers in a resort-like environment. We participate in the large and growing health and wellness industry, which we define to include health and fitness centers, fitness equipment, athletics, physical therapy, wellness education, nutritional products, athletic apparel, spa services and other wellness-related activities. For compensation purposes, we currently compare our company against a peer group of companies listed below and selected from the consumer services global industry classification, each with similar size or market capitalization to revenue ratios as compared to our company.
     Our compensation committee, which is composed of four independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s executive officers and oversight of our company’s compensation plans. The purpose of this discussion and analysis is to summarize the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2010.
     Our compensation committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.
Compensation Philosophy
     We believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Our executive compensation goals are to:
•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.
Compensation Determination Process
     Our company uses a variety of compensation elements to achieve our compensation philosophy, including primarily base salary, annual bonuses and long-term incentive equity awards. Our compensation committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer. The factors our compensation committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:
•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance as it impacts the overall performance of our company;

•	validation that compensation levels are externally competitive and create internal pay equity among executives that have similar levels of overall contribution to our company;

•	the qualifications of the executive and the potential for development and performance in the future;

•	whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

•	the application of our philosophy of retention and motivation, accountability and alignment with shareholder interests;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the chief executive officer (except with respect to his own compensation).
     In 2010, our compensation committee reviewed the executive compensation program in connection with our company’s merit review and compensation plan process, which concluded on or about March 1st. In general, our compensation committee begins this review process by determining the total cash compensation to be paid to an executive based on a review of the executive pay level for comparable jobs at similar companies, as described below, and the financial performance of those companies relative to ours, in addition to considering the other factors listed above. After the total cash compensation has been determined, our compensation committee allocates a portion of that amount to performance-based compensation to reflect the committee’s belief that a certain portion of total compensation should be incentive compensation. The difference between the total cash compensation and potential annual bonus portion, or the performance-based cash portion, of total cash compensation is the executive’s base salary, which is also established by considering the other factors listed above. Our compensation committee then uses total compensation to establish long-term incentive equity awards, as well as the long-term incentive equity awards being granted by similar companies, while also considering the other factors listed above.
     In connection with the compensation applicable to our 2010 fiscal year for executives, our compensation committee reviewed the base salary, annual bonuses and long-term incentive equity award elements and levels for our executives. In the spirit of maintaining internal pay consistency across all employees, Mr. Akradi informed our compensation committee that the members of the executive management team, except for Mr. Akradi, had again elected that their total cash compensation maintain relatively the same as the prior years’ levels. This would mark the fourth year that the total cash compensation of our executive management team, except for Mr. Akradi, remained relatively unchanged. However, Mr. Akradi did recommend that the other members of the executive management team receive an increase in their long-term incentive equity award, due to the financial performance of our company in 2009, the fact that their compensation plans had remained relatively stagnant for four years and to provide for more competitive total compensation levels as compared to the companies in our peer group, as described below. Our compensation committee engaged the services of Mercer and instructed them to provide a competitive assessment of our total cash compensation and long-term incentive elements. As part of this study, Mercer compared our base salary, annual bonuses and long-term incentive award elements primarily against an updated peer group. This peer group was comprised of 12 publicly traded companies from the consumer services global industry classification as described above. The companies selected to be a part of this peer group were Ameristar Casinos, Inc., Cedar Fair, L.P., Cheesecake Factory, Inc., Ethan Allen Interiors, Gaylord Entertainment Company, International Speedway Corporation, JOS A Bank Clothiers, Inc., Nutrisystem, Inc., Pinnacle Entertainment, Inc., Steiner Leisure Ltd., Town Sports International Holdings, Inc. and Vail Resorts, Inc.
     Our compensation committee determined that Mr. Akradi’s total compensation for 2010 should be at approximately the 75th percentile of the total direct compensation awarded to the highest paid executives in our peer group. This relative level of total direct compensation represented an increase from 2009. Our compensation committee determined that this was appropriate given Mr. Akradi’s performance in 2009, as determined through an annual performance review of Mr. Akradi conducted by our board, and our company’s actual financial performance in 2009 as compared to our own expectations. Accordingly, our compensation committee offered Mr. Akradi a total direct compensation package of $4,250,000, which consisted of a $750,000 base salary, a $1,090,000 target annual bonus and a restricted stock grant of 83,710 shares, which had a grant date fair value of $2,410,011, for our fiscal year 2010. The total cash compensation, consisting of base salary and target annual bonus, as well as the long-term incentive award, consisting of the restricted stock grant, each approximated the 75th percentile of cash compensation and long-term incentive compensation offered to the highest paid executives of our peer group. Finally, our compensation committee determined that the long-term incentive awards of the other members of the executive management team should be at approximately the 75th percentile of the long-term incentive compensation offered to similarly positioned executives of our peer group. The compensation committee also considered the fact that total cash compensation for each member of the executive management team, except for Mr. Akradi, was on average less than the 50th percentile of total cash compensation offered to similarly positioned executives of our peer group. This resulted in an increase to the long-term incentive compensation of each member of the executive management team other than Mr. Akradi, for fiscal year 2010. The compensation committee believed this increase for each member of the executive management team, except for Mr. Akradi, was prudent due to the financial performance of the company in 2009 and the fact that each executive, except Mr. Akradi and Mr. Zwiefel, had not had an increase in total target cash compensation for four years, as well as to provide for more competitive total compensation levels as compared to the companies in our peer group. The compensation committee also believed this increase was an appropriate means of incentivizing the other members of the executive management team to achieve a strong financial performance in 2010. The compensation plans for our executive team, along with the equity awards for the entire executive team, including Mr. Akradi, were approved in March 2010. Our compensation committee considered this information, in addition to the factors described above, when determining the base salary, annual bonus and the long-term incentives payable to our executives in fiscal 2010.
     Management Participation. Members of executive management participate in our compensation committee’s meetings at the committee’s request. Management’s role is to contribute input and analysis to the committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our chief executive officer does participate in the final recommendation, but not determination, of the amount and form of compensation to be paid to all other members of the executive management team. Our executive vice president, Eric J. Buss, who oversees our compensation and human resources department, provides information to the compensation consultants engaged by the committee and assists in the design of our compensation programs.
     Use of Consultants. From time to time and as noted above, our compensation committee uses outside compensation consultants to assist it in analyzing our company’s compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by our compensation committee.
Executive Compensation Elements
     Our company’s executive compensation package ordinarily consists of base salaries, annual bonuses, long-term incentive awards, other compensation, a deferred compensation plan, severance resulting from employment agreements (except for Mr. Akradi) and change in control benefits.
Base Salary
•	Purpose. Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

•	Structure; Determination Process; Factors Considered. Our compensation committee generally establishes base salaries for executives after first determining the executive’s total cash compensation amount and the portion of the total cash compensation amount that will be an annual bonus opportunity, with the difference being the executive’s base salary. Our compensation committee then may adjust the executive’s base salary based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions. Our compensation committee reviews base salaries annually.

•	2010 Results. For fiscal year 2010, our compensation committee determined that Mr. Akradi’s base salary would amount to $750,000, which was equal to the base salary that Mr. Akradi received in 2009.

Our compensation committee further determined that the base salaries for Mr. Robinson, our chief financial officer, Mr. Buss, executive vice president, and Mr. Zaebst, our executive vice president, real estate and development, would remain unchanged from the base salaries that were provided to each of these executives in 2008 and 2009. The base salary of Mr. Zwiefel, our executive vice president, club operations, increased significantly from 2008 to 2009, due to his promotion from senior vice president to executive vice president. However, Mr. Zwiefel’s base salary in 2010 remained unchanged from 2009. The slight increase to the base salary amounts of the members of the executive management team in 2010, other than Mr. Akradi, relates to reimbursement for the cost of medical benefits purchased by each named executive officer, due to the elimination of our executive medical benefits program in the fourth quarter of 2009.
Annual Bonuses
•	Purpose. All executive officers, as well as certain other senior and management-level employees, ordinarily participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial performance goals of our company. The financial performance goals are derived from our annual financial budget and are based on our actual performance during the applicable fiscal year.

•	Structure. Our compensation committee generally establishes annual bonus opportunities for executives after first determining the executive’s total cash compensation amount and then determining the proportion of the total cash compensation amount that will be an annual bonus opportunity. Our compensation committee feels that individual executive performances should not be highlighted in the area of annual bonuses given the executive team’s focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company’s bottom line. Our compensation committee reviews the program annually, however, and may adjust the executive’s annual bonus opportunity based on a consideration of the factors outlined under “Compensation Determination Process” in making its decisions.

Under our annual bonus program, we provide for the payment of cash bonuses to each participant, on a monthly basis throughout the year, based upon our year-to-date performance in relation to predetermined year-to-date financial objectives. We withhold payout on a portion of the monthly portion of the year-to-date bonus component to offset a potential negative variance that could arise in the annual bonus component. Our compensation committee approves the financial objectives that are utilized for purposes of determining all bonuses and assigns “Target Bonuses” for each executive participant to create a Target Bonus which typically approximates 33% of an executive’s total target cash compensation, except for Mr. Akradi as discussed below. The Target Bonus amount is prorated on a year-to-date basis to determine the monthly portion of the year-to-date cash bonus payout and the full-year Target Bonus amount is used to determine the annual cash bonus opportunity at the end of a fiscal year.

Actual bonuses paid to participants are calculated based upon the relationship of our actual financial performance to budgeted financial performance on a monthly year-to-date basis. Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the participant would be proportionately less than the participant’s Target Bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the participant would proportionately exceed the participant’s Target Bonus. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance, on a monthly year-to-date or annual basis, as applicable. Accordingly, the total actual bonus paid to each participant could exceed the participant’s Target Bonus if actual financial performance exceeded budgeted financial performance for such participant. We withhold payout of any portion of the year-to-date bonus that exceeds the year-to-date Target Bonus until the final year-end financial results are determined.

•	Target Bonus and Measurement Determination Process. For fiscal year 2010, the financial objective selected under our bonus components for all of our executives receiving bonuses were earnings before taxes (“EBT”) for the year-to-date period (YTD) as compared against our 2010 financial plan, provided, however, that the EBT would exclude any compensation expense associated with performance-based restricted shares that were granted in June 2009. Payouts pursuant to EBT were made monthly. EBT consists of net income plus provision for income taxes. Our company uses EBT as a measure of operating performance. Our compensation committee believes that applying this specific financial metric to the executive team is appropriate given the requirement that they work collectively in order to achieve top-level growth while reducing operating expenses. The targeted EBT objective of $132.3 million set for fiscal 2010 was the same as for our company’s internal plan for EBT in fiscal 2010. The compensation committee believed that the EBT objective represented an achievable but challenging goal.

For fiscal 2010, our compensation committee determined that the Target Bonus for Mr. Akradi should amount to approximately 60% of his total target cash compensation, which represented an increase in the ratio of incentive cash compensation to total cash compensation that was given to Mr. Akradi in 2009. Overall, Mr. Akradi’s Target Bonus increased from $750,000 to $1,090,000 from 2009 to 2010. Our compensation committee determined that increasing the percentage of Mr. Akradi’s Target Bonus would continue to incentivize Mr. Akradi to lead our company to strong financial performance in 2010, and at the same time, the overall increase in Mr. Akradi’s Target Bonus would help to put Mr. Akradi’s total direct compensation at approximately the 75th percentile of the total direct compensation awarded to the highest paid executives in our peer group. Our compensation committee once again determined that the Target Bonuses for all executives other than Mr. Akradi should remain at approximately 33% of their total cash compensation based on the committee’s belief that approximately one-third of total cash compensation should be performance-based for this level of management within our company. Our compensation committee has consistently made this determination over the past several years in order to create Target Bonus percentage equity among all executives receiving Target Bonuses. Given that the total target cash compensation for each of the executives, other than Mr. Akradi, remained relatively unchanged for the past four years, the Target Bonus for each executive, other than Mr. Akradi, remained relatively unchanged for the past four years as well. The slight increase to the Target Bonus of the members of the executive management team in 2010, other than Mr. Akradi, relates to reimbursement for the cost of medical benefits purchased by each named executive officer, due to the elimination of our executive medical benefits program in the fourth quarter of 2009. A portion of the overall increase to each named executive officer’s total target cash compensation, other than Mr. Akradi, due to the elimination of the executive medical benefits program, was applied to the Target Bonus to remain consistent on the ratio of performance based compensation to total cash compensation.

•	2010 Results. Our company achieved EBT of $139.6 million for fiscal 2010, which excludes $5.6 million of compensation expense recognized in 2010 associated with performance-based restricted shares that were granted in June 2009, which was above the target and resulted in a payout equal to 105.6% of target total cash compensation.
Long-Term Incentive Awards
•	Purpose. We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our shareholders. Our compensation committee views the grant of equity-based compensation to be a key component of our overall compensation program.

•	Structure; Determination Process; Factors Considered. The Amended and Restated Life Time Fitness, Inc. 2004 Long-Term Incentive Plan, referred to as the 2004 Plan, allows us to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. The terms of our 2004 Plan dictate that award repricing cannot occur without shareholder approval and that awards cannot be granted with exercise prices below fair market value. To date, our compensation committee, as administrator of our 2004 Plan, has granted time-based vesting and performance-based vesting stock options as well as time-based vesting and performance-based vesting restricted stock.

In general, we grant awards that as of the grant date are over 50% of the executive’s total compensation for the current fiscal year, which our compensation committee believes, based on the review and analysis provided by our compensation consultants, is the best measure to use in order to remain competitive with total compensation granted to executives of the companies in the peer groups identified in the “Compensation Determination Process” section, and at the same time, incentivize our executives to achieve long-term goals and align with shareholder interests. The proportion of equity to total cash compensation to be granted, as well as the actual number of shares awarded to each executive officer, is determined and approved by our compensation committee after considering the expected expense to our company in addition to the factors outlined under the “Compensation Determination Process.” Our compensation committee annually reviews the long-term incentive program and information relevant to approving annual awards for executive officers.

•	2010 Results. For fiscal 2010, our compensation committee determined that the executive team in place at that time should each be granted restricted shares that vest as to 25% of the total number of shares on March 1 of each of 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances.

Our compensation committee determined, however, that the number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that our company does not achieve earnings per share (EPS) targets for fiscal 2010. If the EPS hurdle is not achieved, one percent (1%) of the restricted shares shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2010 is less than budgeted EPS for 2010, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2010 is less than budgeted EPS for 2010; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares granted.

On March 12, 2010, our compensation committee issued Mr. Akradi 83,710 restricted shares, Mr. Robinson 25,000 restricted shares, and Messrs. Buss, Zaebst and Zwiefel 20,000 restricted shares, under the provisions described above. The value of the restricted shares granted to Mr. Akradi amounted to $2,410,011, which was an increase of $410,011 compared to the $2,000,000 value of the restricted shares granted to Mr. Akradi in 2009. This increase put Mr. Akradi’s long-term incentive compensation in approximately the 75th percentile of the long-term incentive compensation offered to the highest paid executives of our peer group. The value of the restricted shares granted to each of Messrs. Robinson, Buss and Zaebst increased approximately 33% from the value of the restricted shares granted to each of them in connection with their fiscal 2009 long-term incentive compensation. The value of the restricted shares granted to Mr. Zwiefel increased approximately 60% from the value of the restricted shares granted to him in connection with his fiscal 2009 long-term incentive compensation. Our compensation committee believed this increase in the long-term incentive awards granted to each executive team member, other than Mr. Akradi, was appropriate due to the financial performance of the company in 2009, as well as the fact that each executive team member, other than Mr. Akradi, had his total target cash compensation remain relatively unchanged for the past four years, with the exception of Mr. Zwiefel, due to his promotion in 2009. Further, the compensation committee believed this increase would provide for more competitive total compensation levels for each executive team member, except for Mr. Akradi, as compared to the executives of the companies in our peer group. The compensation committee believed that the larger increase to Mr. Zwiefel’s long-term incentive compensation award was appropriate to keep his overall compensation consistent with that of Messrs. Buss and Zaebst. The EPS hurdle for 2010 of $1.95 was achieved, and accordingly, no restricted shares were forfeited.
Other Compensation
     We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.
Deferred Compensation
     We offer the Executive Nonqualified Excess Plan of Life Time Fitness, a non-qualified deferred compensation plan, for the benefit of our highly compensated employees, which our plan defines as our employees whose projected compensation for the upcoming plan year would meet or exceed the IRS limit for determining highly compensated employees. This unfunded, non-qualified deferred compensation plan allows participants the ability to defer and grow income for retirement and significant expenses in addition to contributions made to our 401(k) plan.
Employment Agreements and Change in Control Provisions
     In July and August 2004, we entered into employment agreements for certain of our executive officers and other members of senior management. We amended and restated these employment agreements in December 2008 in response to requirements under Section 409A of the Internal Revenue Code. We believe that our company has achieved growth through innovative, confidential and proprietary management and marketing methods and plans. Therefore, it was necessary to enter into employment agreements, which include non-compete and non-solicitation clauses, to assure protection of our goodwill and confidential and proprietary information, management and marketing plans. We do not have an employment agreement with Mr. Akradi.
     In addition, we also wanted to assure that certain of our executive officers and other members of senior management would continue to serve us under circumstances in which there was possible threatened or actual change of control at our company. We believe it is imperative to diminish the inevitable distraction of certain of our executive officers and other members of senior management by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company currently and in the event of any threatened or impending change of control, and to provide these persons with compensation and benefits arrangements upon a severance of employment which ensure that their compensation and benefits expectations will be satisfied and which are competitive with those of other companies. For these reasons, our company also included accelerated vesting of equity awards upon a change in control under our 2004 Plan and the Life Time Fitness, Inc. 1998 Stock Option Plan, referred to as our 1998 Plan.
Accounting and Tax Impacts of Executive Compensation
     Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include each of our named executive officers.
     Our compensation committee considers our ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, our compensation committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its shareholders. In 2010, Section 162(m) limited the deductibility of $1,975,756 in compensation to Mr. Akradi, which we recognized in connection with the compensation plans for all of our named executive officers.
Fiscal 2011 Update
     For fiscal 2011, our compensation committee again engaged the services of Mercer to provide a competitive assessment of our base salary, annual bonuses and long-term incentive equity award elements and levels for our executives. After reviewing the competitive assessment provided by Mercer as well as other factors, our compensation committee approved an increase in total compensation for fiscal 2011 for each named executive officer. Our compensation committee believed this was prudent due to our actual financial performance in 2010 as compared to our own expectations as well as our financial performance compared to that of the companies in the Mercer survey data. Further, the compensation committee believed the increase was necessary to achieve competitive compensation levels compared to those of the executives of the companies included in the Mercer survey data. Mr. Akradi’s base salary increased 25% compared to his 2010 base salary. Similarly, Mr. Akradi’s Target Bonus increased 22% from 2010 to 2011. Our compensation committee believed this was appropriate given Mr. Akradi’s performance in 2010, as determined through an annual performance review, and our company’s financial performance in 2010. This increase to Mr. Akradi’s base salary and Target Bonus would put his total cash compensation at the highest level of the executives in our peer group. The base salary and Target Bonus of each named executive officer, except for Mr. Akradi, also increased in 2011. The compensation committee believed this was appropriate due to the company’s financial performance in 2010 as well as the fact that none of the named executive officers, except for Mr. Akradi and Mr. Zwiefel, had received an increase in base salary or Target Bonus for four years. Accordingly, the base salary for each of the executive officers, except for Mr. Akradi, increased by approximately 8% from 2010 to 2011, and each of their Target Bonuses increased by approximately 10%. Prior to this increase each named executive officer, except for Mr. Akradi, had on average, received total cash compensation below the 50th percentile of total cash compensation offered to similarly positioned executives of our peer group in 2010. Finally, the compensation committee determined it would be in the our best interests to establish an annual fixed share amount for each of the named executive officers’ long-term incentive equity awards for a three year period. The compensation committee believed this would continue to incentivize the executive management team to achieve long-term goals and align our executives’ interest with those of our shareholders. The compensation committee will have the right to review the share amounts annually, such that the fixed share amounts are not guaranteed for the three-year period. Accordingly on February 23, 2011, the compensation committee approved a grant of 100,000 restricted shares to Mr. Akradi, with a grant date value of $3,763,000. The compensation committee also approved a grant of 25,000 restricted shares to Mr. Robinson, with a grant date value of $940,750, as well as a grant of 20,000 restricted shares to Messrs. Buss, Zaebst and Zwiefel, each with a grant date value of $752,600. The long-term incentive equity award for each named executive officer was greater than 60% of total compensation. Our compensation committee believes that establishing a more substantial portion of total compensation as long-term inventive equity compensation will continue to align our executive’s interests with those of our shareholders and incentivize our executives to achieve long-term growth.
Compensation Committee Report
     The compensation committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Joseph S. Vassalluzzo, Chair
Giles H. Bateman
John K. Lloyd Martha A. Morfitt

Summary Compensation Table
     The following table shows, for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were serving at fiscal year-end, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2010, 2009 and 2008:

								Non-Equity
								Incentive
					Stock		Option	Plan	All Other
		Salary		Bonus	Awards		Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)		($)	($)(1)		($)(1)	($)	($)(2)	($)
Bahram Akradi	2010	750,000		—	2,410,011	(3)	—	1,193,592	72,453	4,426,056
Chairman of the Board of	2009	750,000		—	1,999,997		—	835,479	63,582	3,649,058
Directors, President and Chief Executive Officer	2008	—		—	4,999,882	(4)	460,379	—	225,859	5,686,120
Michael Robinson	2010	340,025		—	719,750	(5)	—	196,047	22,002	1,277,824
Executive Vice President	2009	335,000		—	540,004		—	193,410	31,732	1,100,146
and Chief Financial Officer	2008	335,000		—	600,113	(6)	61,393	93,500	25,360	1,115,366
Mark L. Zaebst	2010	273,025		—	575,800	(7)	—	157,417	24,400	1,030,642
Executive Vice President,	2009	268,000		—	431,996		—	154,728	23,893	878,617
Real Estate and Development	2008	268,000	(8)	—	479,984	(9)	38,374	74,800	26,432	887,590
Eric J. Buss (10)	2010	273,025		—	575,800	(11)	—	157,417	19,122	1,025,364
Executive Vice President	2009	268,000		—	431,996		—	154,728	22,294	877,018
	2008	268,000		—	479,984	(12)	38,374	74,800	22,101	883,259
Jeffrey G. Zwiefel	2010	273,025	(13)	—	575,800	(14)	—	157,417	18,616	1,024,858
Executive Vice President, Club Operations

(1)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our consolidated financial statements for the fiscal year ended December 31, 2010.

On June 11, 2009, our compensation committee approved certain restricted stock grants to each of our named executive officers and certain other employees. For the restricted stock granted on June 11, 2009, under our 2004 plan, 50% of the restricted stock will vest if a specified EPS target is achieved for fiscal 2011 and if a higher EPS target is achieved for fiscal 2011, 100% of the restricted stock will vest. If 50% of the restricted stock vests after fiscal 2011, the remaining restricted stock will vest if a specified EPS target is achieved for fiscal 2012. If none of the restricted stock vests in 2011, 50% of the restricted stock will vest if a specified EPS target is achieved for fiscal 2012 and if a higher EPS target is achieved for fiscal 2012, 100% of the restricted stock will vest. At the time of the grant, we deemed the achievement of the EPS targets as not probable, and therefore, the aggregate grant date fair value of these awards, calculated in accordance with FASB ASC Topic 718, is zero. In the fourth quarter of 2010, we determined that achieving the fiscal 2011 EPS target was probable, with respect to 50% of the restricted stock.

The Stock Award values listed above for the fiscal year ended December 31, 2008, represent the grant date fair value of certain restricted shares issued to our named executive officers on March 14, 2008. The restricted shares granted on March 14, 2008, vest as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, our compensation committee provided that the number of restricted shares vesting on each regular vesting date would be reduced in the event that our company did not achieve budgeted EBT for fiscal 2008. Accordingly, because the EBT hurdle for 2008 was not achieved, 25% of Mr. Akradi’s restricted shares, a grant date value of $1,249,971, were forfeited in February 2009; 50% of Mr. Robinson’s restricted shares, a grant date value of $300,057, were forfeited in February 2009; and 50% of each of Messrs. Buss’ and Zaebst’s restricted shares, a grant date value of $239,992 for each, were forfeited in February 2009.

(2)	The following table sets forth all other compensation amounts for 2010 by type:

		Use of			Matching		Long-term
		Company			401(k) and		Disability
		Car and		Executive	Retirement		and Life	Private	Total All
	Home	Related	Car	Medical	Plan		Insurance	Club	Other
	Connectivity	Expenses	Allowance	Benefits	Contributions		Premiums	Dues	Compensation
Name	($)(a)	($)	($)	($)	($)		($)	($)	($)
Bahram Akradi	34,866	16,965	12,000	—	7,350		1,272	—	72,453
Michael R. Robinson	4,380	—	9,000	—	7,350		1,272	—	22,002
Mark L. Zaebst	900	14,878	—	—	7,350		1,272	—	24,400
Eric J. Buss	900	—	9,600	—	7,350		1,272	—	19,122
Jeffrey G. Zwiefel	900	—	9,000	—	7,444	(b)	1,272	—	18,616

(a)	Home connectivity includes a high-speed network providing seamless integration of the computing and telephonic environments at Mr. Akradi’s home office with those of our corporate headquarters, including the ability to use his home as a full-service remote location for business meetings. We directly paid a vendor for Mr. Akradi’s home connectivity along with his cell phone plan and wireless card.
In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to us. These perquisites include use of company tickets to certain entertainment events, minor personal travel expenses associated with travel and lodging for which the purpose of the trip was primarily business-related, and use of our company’s support staff for assistance with personal matters. In addition, certain personal guests accompanied Mr. Akradi, while utilizing our plane for business-related purposes.

(b)	Includes $3,722 contributed by our company to Mr. Zwiefel’s Executive Nonqualified Excess Plan.

(3)	This value includes the aggregate grant date fair value of 83,710 shares of restricted stock, granted to Mr. Akradi on March 12, 2010, at a share price of $28.79, which was the closing price for a share of our common stock on the New York Stock Exchange on March 12, 2010, for an aggregate grant date fair value of $2,410,011 computed in accordance with FASB ASC Topic 718.

(4)	This value represents the aggregate grant date fair value of 188,960 shares of restricted stock, granted to Mr. Akradi on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $4,999,882 computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 25% of Mr. Akradi’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Akradi on March 14, 2008, at a share price of $26.46, was $3,749,911.

(5)	This value includes the aggregate grant date fair value of 25,000 shares of restricted stock, granted to Mr. Robinson on March 12, 2010, at a share price of $28.79, which was the closing price for a share of our common stock on the New York Stock Exchange on March 12, 2010, for an aggregate grant date fair value of $719,750 computed in accordance with FASB ASC Topic 718.

(6)	This value represents the aggregate grant date fair value of 22,680 shares of restricted stock, granted to Mr. Robinson on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $600,113, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Robinson’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Robinson on March 14, 2008, at a share price of $26.46, was $300,056.

(7)	This value includes the aggregate grant date fair value of 20,000 shares of restricted stock, granted to Mr. Zaebst on March 12, 2010, at a share price of $28.79, which was the closing price for a share of our common stock on the New York Stock Exchange on March 12, 2010, for an aggregate grant date fair value of $575,800 computed in accordance with FASB ASC Topic 718.

(8)	For the fiscal year ended December 31, 2008, $24,750 of Mr. Zaebst’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(9)	This value represents the aggregate grant date fair value of 18,140 shares of restricted stock, granted to Mr. Zaebst on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $479,984, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Zaebst’s March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Zaebst on March 14, 2008, at a share price of $26.46, was $239,992.

(10)	In December 2010, Mr. Buss transitioned from the General Counsel and Secretary positions and became responsible for our media division in addition to his other responsibilities as Executive Vice President. Mr. Buss continues to be an Executive Vice President.

(11)	This value includes the aggregate grant date fair value of 20,000 shares of restricted stock, granted to Mr. Buss on March 12, 2010, at a share price of $28.79, which was the closing price for a share of our common stock on the New York Stock Exchange on March 12, 2010, for an aggregate grant date fair value of $575,800 computed in accordance with FASB ASC Topic 718.

(12)	This value represents the aggregate grant date fair value of 18,140 shares of restricted stock, granted to Mr. Buss on March 14, 2008, at a share price of $26.46, which was the closing price for a share of our common stock on the New York Stock Exchange on March 14, 2008, for an aggregate grant date fair value of $479,984, computed in accordance with the FASB ASC Topic 718. However, as discussed in footnote 1, 50% of Mr. Buss’ March 14, 2008 restricted stock award was forfeited in February 2009 because we did not achieve budgeted EBT for fiscal 2008. As a result of this forfeiture, the adjusted value of the restricted stock granted to Mr. Buss on March 14, 2008, at a share price of $26.46, was $239,992.

(13)	For the fiscal year ended December 31, 2010, $8,863 of Mr. Zwiefel’s base salary shown on the Summary Compensation Table above was deferred under the Executive Nonqualified Excess Plan.

(14)	This value includes the aggregate grant date fair value of 20,000 shares of restricted stock, granted to Mr. Zwiefel on March 12, 2010, at a share price of $28.79, which was the closing price for a share of our common stock on the New York Stock Exchange on March 12, 2010, for an aggregate grant date fair value of $575,800 computed in accordance with FASB ASC Topic 718.
Grants of Plan-Based Awards in 2010
     The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the 2010 fiscal year. No options were re-priced or modified during the fiscal year.

		Estimated
		Future Payouts
		Under Non-	Estimated Future
		Equity Incentive	Payouts Under Equity		Grant Date Fair
		Plan Awards	Incentive Plan Awards		Value of Stock and
		Target	Threshold	Target	Option Awards
Name	Grant Date	($)(1)	(#)(2)	(#)(2)	($)(3)
Bahram Akradi	3/12/2010	1,090,000	—	—	—
	3/12/2010	—	62,782	83,710	2,410,011
Michael R. Robinson	3/12/2010	167,475	—	—	—
	3/12/2010	—	18,750	25,000	719,750
Mark L. Zaebst	3/12/2010	134,475	—	—	—
	3/12/2010	—	15,000	20,000	575,800
Eric J. Buss	3/12/2010	134,475	—	—	—
	3/12/2010	—	15,000	20,000	575,800
Jeffrey G. Zwiefel	3/12/2010	134,475	—	—	—
	3/12/2010	—	15,000	20,000	575,800

(1)	These amounts represent the potential target bonus amounts available to our executives for fiscal 2010 as described in the “Annual Bonuses” section beginning on page 15. Actual target bonuses paid are calculated based upon the relationship of our actual financial performance to budgeted financial performance and are not limited by any minimum or maximum thresholds.

Accordingly, if actual financial performance is less than budgeted financial performance, the actual target bonus paid to the executive would be proportionately less than the executive’s potential target bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual target bonus paid to the executive would proportionately exceed the executive’s potential target bonus. The actual amounts of the target bonuses earned by our executives during fiscal 2010 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 20.

(2)	The restricted stock granted on March 12, 2010, under our 2004 plan, vest as to 25% of the total number of shares on March 1 of each of 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances. The number of restricted shares vesting on each regular vesting date will be reduced pursuant to the sliding scale described below in the event that we do not achieve budgeted EPS for fiscal 2010. If the budgeted EPS hurdle is not achieved, one percent (1%) of the total restricted shares granted shall be forfeited for every one percent (1%) by which our company’s actual EPS for 2010 is less than budgeted EPS for 2010, but once actual EPS drops to ten percent (10%) less than budgeted EPS, then two percent (2%) of the total restricted shares shall be forfeited for every additional one percent (1%) actual EPS for 2010 is less than budgeted EPS for 2010; however, in no event will the number of forfeited shares exceed 25% of the original number of restricted shares.

Executives may vote and receive dividends, if any, on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest. In the case of an executive’s death or total disability (see “Employment Agreements and Change in Control Provisions” on page 27), all restricted shares (other than those granted in June 2009) then outstanding that have not previously vested or been forfeited will vest. Finally, in the case of the occurrence of a change in control (see “Employment Agreements and Change in Control Provisions” on page 27), all restricted shares then outstanding that have not previously vested or been forfeited will vest immediately; provided that the restricted shares granted in June 2009 only vest if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(3)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our consolidated financial statements for the fiscal year ended December 31, 2010. At the time of grant, we deemed the achievement of the EPS targets for the June 2009 restricted stock grants as not probable, and therefore, the aggregate grant date fair market value of these awards is not included in the values listed in this column. In the fourth quarter of 2010, we determined that achieving the first fiscal 2011 EPS target was probable, with respect to 50% of the restricted stock, as explained in footnote 1 of the “Summary Compensation Table” on page 20.
Outstanding Equity Awards at 2010 Fiscal Year-End
     The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2010.

	Option Awards					Stock Awards
	Number of		Number of			Number of
	Securities		Securities			Shares or Units		Market Value of
	Underlying		Underlying	Option		of Stock That		Shares or Units
	Unexercised		Unexercised	Exercise	Option	Have Not		of Stock That
	Options (#)		Options (#)	Price	Expiration	Vested		Have Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(1)
Bahram Akradi	—		—	—
						681,391	(2)	27,930,217
Michael R. Robinson	7,500	(3)	—	8.00	3/13/2012
	2,000	(4)	—	8.00	4/1/2013
	43,000	(5)	—	12.00	12/17/2013
	67,500	(6)	—	18.50	6/29/2014
	20,000	(7)	—	25.47	3/1/2015
						174,837	(8)	7,166,569
Mark L. Zaebst	2,000	(9)	—	8.00	4/1/2013
	9,375	(10)	—	25.47	3/1/2015
						140,118	(11)	5,743,437
Eric J. Buss	7,500	(12)	—	12.00	12/17/2013
	21,600	(6)	—	18.50	6/29/2014
	12,500	(10)	—	25.47	3/1/2015
						139,686	(13)	5,733,189
Jeffrey G. Zwiefel	2,000	(14)	—	12.00	12/17/2013
	9,000	(15)	—	25.47	3/1/2015
						132,928	(16)	5,448,719

(1)	Value based on a share price of $40.99, which was the closing price for a share of our common stock on the New York Stock Exchange on December 31, 2010.

(2)	Includes a restricted stock award of 50,000 shares granted on March 14, 2007, which vests 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 188,960 shares granted on March 14, 2008, which vests 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 25% of Mr. Akradi’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 205,761 shares granted on March 13, 2009, which vests 25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 360,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 83,710 shares granted on March 12, 2010, which vests 25% of the total number of shares on March 1 of 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances.

(3)	Stock option granted on March 13, 2002 for 100,000 shares vested and became exercisable in 20% increments on each annual anniversary of the date of grant.

(4)	Stock option granted on April 1, 2003 for 5,000 shares vested and became exercisable in 20% increments on January 1 of each of 2004, 2005, 2006, 2007 and 2008.

(5)	Stock option granted December 17, 2003 for 45,000 shares vested and became exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of each of 2006 and 2007.

(6)	The stock options granted to Mr. Robinson (67,500 shares) and Mr. Buss (54,000 shares) on June 29, 2004 each vest as to 50% of the shares on each of June 29, 2010 and June 29, 2011, subject to accelerated market condition vesting. Under the market condition vesting provisions, 20% of the shares vested on May 25, 2005 because the public market price of our common stock closed at or above $25.00 for 90 consecutive calendar days and 20% of the shares vested on September 7, 2005 because the public market price of our common stock closed at or above $30.00 for 90 consecutive calendar days. In addition, under the original performance vesting terms of the option, 20% of the shares were to vest if the stock price closed at or above $35.00 for 90 consecutive calendar days, 20% of the shares were to vest if the stock price closed at or above $40.00 for 90 consecutive calendar days and 20% of the shares were to vest if the stock price closed at or above $45.00 for 90 consecutive calendar days. On December 16, 2005, the compensation committee of our company’s board of directors approved an amendment that reduced the number of consecutive days during which the price must close at or above $35.00, $40.00 and $45.00 from 90 to 60 consecutive days in order for each of the last three tranches (each equal to 20% of the original number of shares granted) to vest. Under the market condition vesting provisions, 20% of the shares vested on December 26, 2005 because the public market price of our common stock closed at or above $35.00 for 60 consecutive calendar days, 20% of the shares vested on April 10, 2006 because the public market price of our common stock closed at or above $40.00 for 60 consecutive days and 20% of the shares vested on May 15, 2006 because the public market of our common stock closed at or above $45.00 for 60 consecutive days.

(7)	Stock option granted March 1, 2005 for 20,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of the date of grant.

(8)	Includes a restricted stock award of 10,000 shares granted on March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 22,680 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Robinson’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 55,556 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of

100,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 25,000 shares granted on March 12, 2010, which vests as to 25% of the total number of shares on March 1 of each 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances.

(9)	Stock option granted on April 1, 2003 for 5,000 shares vested and became exercisable in 20% increments on January 1 of each of 2004, 2005, 2006, 2007 and 2008.

(10)	Stock option granted on March 1, 2005 for 12,500 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(11)	Includes a restricted award of 5,000 shares granted March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes restricted stock award of 4,000 shares granted on December 12, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 18,140 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Zaebst’s March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 44,444 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 80,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 20,000 shares granted on March 12, 2010, which vests as to 25% of the total number of shares on March 1 of each 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances. Includes 38,255.5 shares that have been transferred, directly or through transfer of economic interests therein, pursuant to a domestic relations order.

(12)	Stock option granted December 17, 2003 for 15,000 shares vested and became exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of each of 2006 and 2007.

(13)	Includes a restricted stock award of 8,000 shares granted on March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 18,140 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Buss’ March 14, 2008 restricted stock award was forfeited because we did not achieve budgeted EBT for fiscal 2008 as described in footnote 1 to the Summary Compensation table. Also includes a restricted stock award of 44,444 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 80,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 20,000 shares granted on March 12, 2010, which vests as to 25% of the total number of shares on March 1 of each 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances.

(14)	Stock option granted December 17, 2003 for 5,000 shares vested and became exercisable in a 50% increment on August 15, 2005 and in 25% increments on August 15 of each of 2006 and 2007.

(15)	Stock option granted on March 1, 2005 for 18,000 shares vests and becomes exercisable in 25% increments on each annual anniversary of grant.

(16)	Includes a restricted stock award of 5,000 shares granted on March 14, 2007, which vests as to 25% of the total number of shares on March 1 of each of 2008, 2009, 2010 and 2011, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 10,600 shares granted on March 14, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. However, 50% of Mr. Zwiefel’s March 14, 2008 restricted stock award was forfeited, a grant date value of $140,238, because we did not achieve budgeted EBT for fiscal 2008. Also includes a restricted stock award of 2,500 shares granted on June 11, 2008, which vests as to 25% of the total number of shares on March 1 of each of 2009, 2010, 2011 and 2012, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 37,037 shares granted on March 13, 2009, which vests as to 25% of the total number of shares on March 1 of each of 2010, 2011, 2012 and 2013, subject to accelerated vesting in certain circumstances. Also includes a restricted stock award of 80,000 shares granted on June 11, 2009, which will only vest if certain EPS hurdles are achieved as described in footnote 1 to the Summary Compensation Table. Also includes a restricted stock award of 20,000 shares granted on March 12, 2010, which vests as to 25% of the total number of shares on March 1 of each 2011, 2012, 2013 and 2014, subject to accelerated vesting in certain circumstances.
2010 Option Exercises and Stock Vested
     The following table sets forth certain information concerning options exercised and stock vested during fiscal 2010 for the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Bahram Akradi	37,500	254,250	111,870	2,934,350
Michael R. Robinson	—	—	22,099	586,057
Mark L. Zaebst	—	—	17,754	468,887
Eric J. Buss	—	—	17,504	459,130
Jeffrey G. Zwiefel	—	—	13,834	362,866
Nonqualified Deferred Compensation for 2010
     The following table sets forth certain information concerning nonqualified deferred compensation contributed to the Executive Nonqualified Excess Plan of Life Time Fitness of amounts earned during fiscal 2010 for the named executive officers:

	Executive		Registrant	Aggregate		Aggregate	Aggregate
	Contributions in		Contributions in	Earnings in Last		Withdrawals/	Balance at Last
	Last FY		Last FY	FY		Distributions	FYE
Name	($)		($)	($)		($)	($)(1)
Bahram Akradi	—		—	—		—	—
Michael R. Robinson	—		—	—		—	—
Mark L. Zaebst	0		—	3,650	(2)	—	28,536
Eric J. Buss	—		—	—		—	—
Jeffrey G. Zwiefel	8,863	(3)	3,722	7,866	(4)	—	56,246

(1)	For fiscal 2009, Mr. Zaebst deferred $0 to our Executive Nonqualified Excess Plan, however, Mr. Zaebst’s prior balance had aggregate earnings of $5,265 on a 26.83% rate of return for an aggregate balance of $24,886. For fiscal 2008, Mr. Zaebst deferred $24,750 to our Executive Nonqualified Excess Plan, which resulted in a loss of $5,129 on a -40.92% rate of return for an aggregate balance of $19,621 for the fiscal year ended December 31, 2008. Of that amount, all $24,750 was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2008.

(2)	The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Zaebst’s rate of return was 14.66%.

(3)	This amount was reported in the “Salary” column of the Summary Compensation Table for the fiscal year ended December 31, 2010.

(4)	The earnings listed represent, as determined by the third party administrator of the Executive Nonqualified Excess Plan of Life Time Fitness, the change in the value of the investment choices selected by the participant during the fiscal year, weighted for activity, such as increases credited under the plan, transfers, and distributions, and taking into consideration any fees, reinvestments, net asset value changes, and earnings credited to the investment choices. Mr. Zwiefel’s rate of return was 16.32%.

     All highly compensated employees eligible to participate in the Executive Nonqualified Excess Plan of Life Time Fitness, including but not limited to our executives, may elect to defer up to 50% of their annual base salary and/or annual bonus earnings to be paid in any coming year. The investment choices available to participants under the non-qualified deferred compensation plan are of the same type and risk categories as those offered under our company’s 401(k) plan and may be modified or changed by the participant or our company at any time. Distributions can be paid out as in-service payments or at retirement. Upon retirement, a participant’s account benefits can be paid out as a lump sum or in annual installments over a term of up to 10 years. We may make matching contributions and/or discretionary contributions to this plan. However, any matching contribution made by the company to participants under this plan is limited to the maximum matching contribution that such participant would have received under our 401(k) plan. If we did desire to make contributions to this plan, the contributions would vest to each participant according to their years of service with our company.
Equity Ownership Guidelines
     We encourage our executives and directors to hold company shares, however, we do not have formal stock ownership guidelines.
     In February 2007 we adopted a formal equity grant policy governing all awards granted under our stock incentive plans, including the grant of any shares of our common stock, restricted shares, restricted stock units, stock options, stock appreciation rights, deferred stock units, phantom stock and performance units. This policy was amended and restated in December 2010.
     This policy maintains that no grants are to occur on a date when our insider trading window is closed. Annual grants, which must be approved by our compensation committee if the grant is to an executive vice president or vice president, are to occur on or about the same time every year. Any new hire grants are to be approved by our compensation committee, if to an executive vice president or vice president, at their next meeting that occurs during an open trading window, which shall, as amended, be held on the first Monday following the close of each blackout period. However, any such meeting may be cancelled by our compensation committee if it deems there are not a significant number of grants to be approved. The policy requires that all grants of awards to any members of our board of directors must be approved by our board of directors and that all grants of awards to any current or new hire executive officers must be approved by our compensation committee. In December 2010, we amended the policy to allow our chief executive officer to make grants to employees that are not an executive vice president or vice president, subject to the policy’s conditions. The grant of any awards made by our chief executive officer shall be reported to our compensation committee at its next regularly scheduled meeting.
     This policy also maintains that upon the compensation committee’s request, they may receive and review a report from a compensation consultant hired by the compensation committee that includes relevant survey and benchmarking data prior to approving annual awards for executive officers as well as prior to approving awards to any new hire executive officers. In connection with approving grants of awards to any executive officer, the policy holds that our compensation committee is to review total compensation for such person for the most recent three year period, or such lesser time as the person has been employed by us. The review is to include a listing of all equity awards granted to such executive officer in the three year period and a listing of all outstanding equity awards issued to such executive officer. Our compensation committee may consider recommendations of any executive officer when approving awards, other than recommendations by an individual for his or her own award.
Employment Agreements and Change of Control Provisions
     In December 2008, our compensation committee approved a revised form of employment agreement for certain of our executive officers. During December 2008, the revised employment agreements were executed by each of our executive officers. As previously discussed, Mr. Akradi does not currently have an employment agreement with us.
     The employment agreements provide that if an executive’s employment is terminated by us other than for cause, death or disability, or the executive terminates his employment for good reason, other than within one year following a change of control, then we are to provide the executive with (i) payment in an amount equal to 1 1/2 times the executive’s Target Salary (defined as the sum of the executive’s annual base salary and annual target payout under our annual cash-based incentive plan) in effect as of the termination date (or, if executive resigns for good reason due to a 25% or greater reduction in executive’s Target Salary, the Target Salary in effect immediately prior to the reduction) payable in accordance with the schedule and limitations described below; (ii) up to $10,000 in aggregate reasonable outplacement costs associated with the executive’s search for new employment during the first 12 months following the termination date; and (iii) continuation of medical plan coverage and life insurance coverage for a period of up to 18 months, not to exceed the COBRA continuation period, at the same level, in the same manner and at the same cost to the executive as in effect on the termination date of employment.

     The payment of executive’s Target Salary in (i) above will be paid in equal installments in accordance with our regular payroll schedule commencing on the first regular payroll date after the date of executive’s termination of employment, provided that the amount equal to 1/2 of executive’s Target Salary that is otherwise payable in the first six months following the termination date shall not exceed the amount that would cause the payments to be considered a deferral of compensation under Section 409A.
     The employment agreements define “good reason” as any of the following events, provided that the executive gives written notice to our company within 90 days of the first occurrence of the event and we fail to remedy the condition within 30 days thereafter:
•	our breach of any material terms or conditions of the employment agreement;

•	our executive offices are relocated outside of a 75 mile radius of its current location, if the relocation results in a material change to the location where the executive performs services for us;

•	our reduction of an executive’s Target Salary by 25% or more, or our material reduction of an executive’s duties and responsibilities; or

•	our assignment of duties and responsibilities to an executive that are materially inconsistent with the executive’s position and experience, which results in a material reduction in the executive’s duties, responsibilities or authority.
     The employment agreements generally define “cause” as our determination in good faith that an executive has:
•	engaged in willful and deliberate acts of dishonesty, fraud or unlawful behavior that adversely affects our business affairs;

•	been convicted of or pleaded no contest to a felony;

•	been grossly negligent or engaged in willful misconduct in performing his or her duties and responsibilities and thereby materially adversely affected our business affairs;

•	refused to substantially perform or persistently neglected his or her duties and responsibilities, or experienced chronic unapproved absenteeism;

•	demonstrated an inability to perform the duties of his or her position, and is unable to satisfy within 60 days the conditions of any resulting performance improvement plan; or

•	breached any material terms or conditions of the employment agreement.
     Events relating to executive’s absenteeism, neglect or refusal to perform, or inability to perform, will constitute “cause” only if we provide the executive with written notice of the event and the executive fails to remedy the event within 21 business days.
Termination Other than for Cause, Death or Disability or Termination for Good Reason (Other than Within One Year Following a Change of Control)
     The following table presents the estimated total amounts that would be paid out to the executive officer if his employment was terminated other than for cause, death or disability, or the executive terminated his employment for good reason, as of December 31, 2010, other than within one year following a change of control of our company. In addition to the amounts included below, certain terminations for good reason will result in acceleration of stock options, the circumstances of which are described below:

		Aggregate	Continued
	Cash Severance	Outplacement	Benefits	Total Potential
	Payments	Costs	Coverage	Payout
Name	($)(1)	($)	($)	($)
Bahram Akradi	—	—	—	—
Michael R. Robinson	761,250	10,000	—	771,250
Mark L. Zaebst	611,250	10,000	—	621,250
Eric J. Buss	611,250	10,000	—	621,250
Jeffrey G. Zwiefel	611,250	10,000	—	621,250

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

Termination Other than for Cause, Death or Disability or Termination for Good Reason Within One Year of a Change of Control
     The employment agreements also provide that if the executive’s employment with us or a successor is terminated by us within one year of a change of control for any reason other than cause, death or disability, or by the executive within one year of a change of control for good reason, then the executive will receive the same benefits as set forth above, subject to the same schedule and limitations; and in addition, we will pay the executive an amount equal to 1/4 of the Target Salary, payable in equal installments in accordance with our regular payroll schedule over the 3-month period beginning after completion of the Target Salary payments described above.
     In addition, our 2004 Plan and the agreements relating to stock option and restricted stock awards subject to that plan provide that all stock option awards will become immediately exercisable in full and all restricted stock awards will fully vest immediately upon a change of control of our company. However, in the event of a change of control, our compensation committee has the right to cancel any outstanding options under the 2004 Plan and to cause us to instead pay the optionee the excess of the fair market value of the option shares covered by the option over the exercise price of the option at the date that our compensation committee provides a buy-out notice.
     Awards granted before April 24, 2008, under the 2004 Plan, define “change of control” as consisting of any of the following events:
•	a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least a majority of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•	the consummation of a merger, tender offer or consolidation of our company with any other corporation, other than a merger or consolidation that would result in the voting securities of our company outstanding prior to the transaction continuing to represent at least 45% of the combined voting power of the voting securities of us or the surviving entity; or

•	the consummation of a sale of all or substantially all of the assets of our company, other than in connection with the sale-leaseback of our real estate.
     The employment agreements, as well as awards granted after April 24, 2008 under the 2004 Plan, define “change of control” as consisting of any of the following events:
•	a change in the composition of our board of directors such that the individuals who constitute the board of directors cease for any reason to constitute at least 50% of our board of directors, provided that any director who was approved by a majority of our incumbent directors (other than in connection with a proxy contest) shall be considered an original member of our board of directors;

•	the consummation of a merger or consolidation of our company with any other corporation or other entity, a statutory share exchange involving our capital stock, or a sale or other disposition of all or substantially all of our assets (other than in connection with a sale-leaseback of our company’s real estate) unless our shareholders own a majority of the voting power and common stock of the surviving corporation and other conditions are satisfied;

•	the acquisition of beneficial ownership by a person or group which results in aggregate beneficial ownership of 30% or more of voting power or common stock, subject to certain exceptions; or

•	a plan to liquidate or dissolve our company.
     The following table presents (i) the estimated total amounts that would be paid out (including the cost of continued benefits coverage to our company) to each named executive officer if the officer’s employment were terminated by us or a successor for any reason other than cause, death or disability, or by the named executive officer for good reason, as of December 31, 2010, and within one year of a change of control; and (ii) the intrinsic value of restricted stock awards whose vesting would be accelerated, if a change of control occurred as of December 31, 2010:

		Aggregate	Continued	Value of
	Cash Severance	Outplacement	Benefits	Accelerated		Total Potential
	Payments	Costs	Coverage	Equity Awards		Payout
Name	($)(1)	($)	($)	($)(2)		($)
Bahram Akradi	—	—	—	27,930,217	(3)	27,930,217
Michael R. Robinson	888,125	10,000	—	7,166,569	(4)	8,064,694
Mark L. Zaebst	713,125	10,000	—	5,743,437	(5)	6,466,562
Eric J. Buss	713,125	10,000	—	5,733,189	(5)	6,456,314
Jeffrey G. Zwiefel	713,125	10,000	—	5,448,719	(5)	6,171,844

(1)	Cash Severance Payments are calculated based on the executive’s Target Salary on the date of termination.

(2)	Value based on a share price of $40.99, which was closing price for a share of our common stock on the NYSE on December 31, 2010. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares. There were no unvested stock options as of December 31, 2010.

(3)	Of the amount shown, $14,756,400 relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(4)	Of the amount shown, $4,099,000 relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.

(5)	Of the amount shown, $3,279,200 relates to the June 2009 restricted stock award, which only vests if the employee’s employment is terminated for any reason other than cause following a change of control or if the restricted shares are not assumed or replaced by the surviving or acquiring entity on economically equivalent terms, as determined by our compensation committee.
     Payment of severance benefits under our employment agreements, whether or not termination is in connection with a change of control, is conditioned upon the executive signing and not rescinding a global release of all claims against us, and remaining in compliance with his obligations under the employment agreement to (i) protect our confidential information, (ii) refrain from competing with us for 18 months (or 24 months in connection with a change of control) after his termination of employment, (iii) refrain from hiring any of our employees for 12 months after his termination of employment, and (iv) refrain from soliciting any of our customers or inducing any customer or supplier to stop doing business with us for 12 months after his termination of employment.
Acceleration of Vesting of Equity Awards
     Under our 2004 Plan, if an executive’s employment is terminated due to death or disability, any outstanding stock option will immediately become exercisable in full for one year (or until the option expires, if that occurs sooner), and any restricted stock award will vest in proportion to the term of the award during which the executive was employed.
     Beginning in 2006, each restricted stock agreement granted by us to our employees, including our executive officers, provides for the complete vesting of all restricted stock upon termination of employment due to death or disability. However, the restricted stock agreements issued in connection with the June 11, 2009, restricted stock grant do not provide for complete vesting of all restricted stock upon termination of employment due to death or disability. If an executive’s employment terminates for any reason other than death, disability or cause (defined in a manner similar to that in our employment agreements), his outstanding stock options will remain exercisable for a period of 90 days after termination to the extent they were exercisable immediately before termination, but any unvested shares of restricted stock will be forfeited. The following table presents the value of the restricted stock awards whose vesting would be accelerated, if the named executive officer’s employment were terminated due to death or disability as of December 31, 2010:

Value of Accelerated
Equity Awards
Name	($)(1)
Bahram Akradi	13,173,817
Michael R. Robinson	3,067,569
Mark L. Zaebst	2,464,237
Eric J. Buss	2,453,989
Jeffrey G. Zwiefel	2,169,519

(1)	Value based on a share price of $40.99 which was the closing price for a share of our common stock on the NYSE on December 31, 2010. The value of accelerated restricted stock awards is determined by multiplying that closing share price by the number of restricted shares whose vesting is accelerated. There were no unvested stock options as of December 31, 2010.
Compensation of Directors
     Non-employee directors are compensated for serving as directors with a grant of restricted stock, an annual stipend, and annual chairperson and lead director fees, if applicable, and are also reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.
Director Compensation Table
     The following table shows, for each of our non-employee directors, information concerning annual cash and long-term equity compensation earned for services in all capacities during the fiscal year ended December 31, 2010.

	Fees Earned or Paid
Name	in Cash ($)	Stock Awards ($)(1)	Total ($)
Giles H. Bateman	73,231	74,991	148,222
Jack W. Eugster	63,231	74,991	138,222
Guy C. Jackson	78,231	74,991	153,222
John K. Lloyd	63,231	74,991	138,222
Martha A. Morfitt	63,231	74,991	138,222
John B. Richards	73,231	74,991	148,222
Joseph S. Vassalluzzo	168,231	99,988	268,219

(1)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in note 8 to our consolidated financial statements for the fiscal year ended December 31, 2010.
     All stock awards granted to non-employee directors have been in the form of restricted stock issued under our 2004 Plan. Directors may vote and receive dividends, if any, at the normal dividend rate on restricted shares that they hold. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which occurs when a director ceases to be a member of our board of directors for any reason other than death, total disability or retirement unless our board of directors determines otherwise. In the event of the death, total disability or retirement of a non-employee director prior to the granting of a restricted stock award in respect of the fiscal year in which such event occurred, the restricted stock award may, in the discretion of our board of directors, be granted in respect of such fiscal year to the retired or disabled non-employee director or his or her estate. In addition, in the case of a non-employee director’s death, total disability or retirement or the occurrence of a change of control under our 2004 Plan (see “Employment Agreements and Change in Control Provisions” section on page 27), all restricted shares outstanding to non-employee directors that have not previously vested or been forfeited will vest immediately.
     The following table shows, for each of our non-employee directors, the aggregate number of stock awards outstanding as of December 31, 2010:

Aggregate Stock
Awards
Outstanding as of
Name	12/31/10 (#)
Giles H. Bateman	5,839
Jack W. Eugster	4,739
Guy C. Jackson	5,839
John K. Lloyd	4,739
Martha A. Morfitt	6,113
John B. Richards	5,839
Joseph S. Vassalluzzo	7,545

Stipend
     An annual stipend of $60,000 is paid to each non-employee director. The stipend is paid in cash quarterly after the end of each calendar quarter, in arrears.
Chairperson Fees
     The chairpersons of our audit and compensation committees each receive an annual payment of $15,000, and the chairpersons of our governance and nominating committee and finance committee each receive an annual payment of $10,000. The annual committee chairperson fees are paid in cash quarterly after the end of each calendar quarter, in arrears.
Lead Director Fees
     Our company’s non-employee lead director receives an additional fee of $90,000 annually. The lead director fee is paid in cash quarterly after the end of each calendar quarter, in arrears.
Restricted Stock
     Each non-employee director who joins our board of directors after March 1, 2004 receives an initial grant of restricted stock with a fair market value at grant date of $100,000 in connection with such a director becoming a member of our board of directors. The date of grant for such director is the date of such director’s election to our board of directors and the restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. We had no new non-employee directors in fiscal year 2010.
     Each non-employee director receives an annual restricted stock grant with a fair market value at grant date of $75,000 on the date of our annual shareholder meeting, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Messrs. Bateman, Eugster, Jackson, Lloyd and Richards and Ms. Morfitt were each granted 2,067 shares of restricted stock on April 27, 2010.
     Our lead director receives an annual restricted stock grant with a fair market value at grant date of $100,000 on the date of our annual shareholder meeting, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period. Pursuant to this provision, Mr. Vassalluzzo was granted 2,756 shares of restricted stock on April 27, 2010.
Other Compensation
     For the fiscal year ended December 31, 2010, all non-employee directors were provided a payment equal to the value of a one year Life Time Fitness Onyx Family Membership. Beginning fiscal year 2011, we expect to provide a payment equal to the value of a one-year Life Time Fitness Diamond Family Membership to all non-employee directors.
     We reimburse all non-employee directors for out-of-pocket traveling expenses incurred in attending board and committee meetings.
PROPOSAL NO. 3 —
APPROVAL OF THE LIFE TIME FITNESS, INC. 2011 LONG-TERM INCENTIVE
PLAN
Introduction
          On February 28, 2011, our board of directors, upon recommendation of the compensation committee of the board, approved the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”), subject to shareholder approval. The purpose of the 2011 Plan is to provide long-term incentives to persons with responsibility for success and growth at our company. The 2011 Plan authorizes the issuance of up to 2,500,000 shares of our common stock pursuant to awards granted under the 2011 Plan. We will cease making awards under the Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Plan”) upon shareholder approval of the 2011 Plan.
Why We Believe You Should Vote for the 2011 Plan
          Our board of directors believes that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that shareholders should approve this new plan for the following reasons:
•	Compensation Philosophy. As described in our Compensation Discussion and Analysis, our compensation goals include attracting, motivating and retaining qualified talent. We believe that equity compensation is one of the most effective tools to achieve this goal. We also strive to motivate our executives to improve the overall performance of our company and reward executives for achieving measurable results. In the recent past, we have primarily used restricted shares, with a performance-based vesting component, to achieve this goal. We also seek to align our executives’ long-term interests with those of our shareholders, and believe that equity-based incentives are the best way to achieve this alignment. Consistent with our goals for the future, we believe that equity-based incentives will continue to play an important role in our ability to incentivize our executives and other employees.

•	Significant Growth. Since the time of our initial public offering in 2004, we have grown from approximately 7,700 employees to approximately 19,000 employees. Equity awards make up a significant portion of total compensation for our employees, not just our executive officers. We believe that awarding equity compensation to align the interests of many of our employees with the interests of our shareholders has a material impact on our ability to provide shareholder value.

•	Plan Provisions Designed to Serve Shareholders’ Interests and Promote Effective Corporate Governance. The 2011 Plan, which is summarized in more detail below, includes several provisions that are designed to service the interests of our shareholders and promote effective corporate governance, including:
•	The 2011 Plan is administered by our independent compensation committee.

•	The 2011 Plan does not permit liberal share counting. Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of stock appreciation rights may not be used again for new grants. We may not use shares repurchased using option exercise proceeds for new grants.

•	We cannot issue stock options or stock appreciation rights at an exercise price that is less than the fair market value of our common stock on the date of grant.

•	Time-based restricted shares must vest over a period of at least three years and performance-awards generally must vest over a period of at least one year, except as determined by the compensation committee.

•	The 2011 Plan generally provides for the forfeiture of outstanding awards if our compensation committee determines that the employee has engaged in certain misconduct, including disclosure or misuse of confidential information, breach of a fiduciary duty to the company, engaging in unlawful insider trading or commission of a felony or other serious crime.

•	Dividends or dividend equivalents payable on restricted shares, restricted share units and performance-based awards will be subject to the same restrictions as the underlying shares or units.

•	The 2011 Plan has a ten year term.

•	We cannot materially modify the 2011 Plan without prior shareholder approval, which includes amendments to increase the number of shares, extend the period for granting awards, add new award types, change the performance measures for performance-based awards and modify the eligibility requirements.

•	The 2011 Plan prohibits repricing of stock options or stock appreciation rights without prior shareholder approval. Unlike the 2004 Plan, the 2011 Plan specifically provides that cash buy-outs and voluntary surrender/re-grants are prohibited repricings.

•	Unlike the 2004 Plan, the 2011 Plan provides that awards granted under the 2011 Plan will be subject to any recoupment policy we adopt. We anticipate adopting a recoupment policy after issuance of final SEC rules on this topic that implement the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Summary of the 2011 Plan
          The 2011 Plan will be effective when approved by our shareholders at the annual meeting. A copy of the 2011 Plan is attached to this proxy statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the 2011 Plan.
Purposes of the 2011 Plan
          The purposes of the 2011 Plan are to provide long-term incentives to those persons with responsibility for our success and growth, to associate the interests of such persons with those of our shareholders, to assist us in recruiting, retaining and motivating a diverse group of employees, consultants, advisors and non-employee directors on a competitive basis, and to ensure a pay-for-performance linkage for such employees and non-employee directors.
Administration
          The 2011 Plan will be administered by our compensation committee. The compensation committee has the authority to establish, amend and waive rules relating to the 2011 Plan; determine the identity of participants, timing, type and amount of any awards; and determine other terms and conditions of awards. The compensation committee may delegate its responsibilities under the 2011 Plan to (i) a subcommittee, (ii) to any one or more of its members, and (iii) to our employees for the purposes of executing documents on behalf of the compensation committee or to otherwise assist the compensation committee in the administration and operation of the 2011 Plan, provided that no delegation may be made that would cause the awards or other transactions under the 2011 Plan to cease to be exempt from Section 16(b) of the Securities Exchange Act of 1934 or cause an award to cease to qualify for a performance based exception section forth in Section 162(m)(4)(C) of the Internal Revenue Code.
Eligibility
          All of our officers, employees, non-employee directors, consultants or advisors are eligible to receive awards, other than incentive stock options, under the 2011 Plan. Incentive stock options may only be granted to our employees who do not, at the time of grant, own stock possessing more than ten percent (10%) of the total combined voting power of all classes of our stock.
Number of Shares Available for Issuance under 2011 Plan
          As of February 28, 2011, the total number of shares of our common stock remaining available for issuance under the 2004 Plan is 582,754 subject to adjustment for future stock splits, stock dividends and similar changes in our capitalization. If this proposal is approved by our shareholders at the annual meeting, we will have 2,500,000 shares available for issuance under the 2011 Plan and for issuance as incentive stock options, subject to adjustment for changes in our capitalization as described below. We will cease making awards under the Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Plan”) upon shareholder approval of the 2011 Plan.
          Any shares of common stock subject to an award under the 2011 Plan, or an award under the 2004 Plan that is outstanding on the effective date of 2011 Plan, that expires, is forfeited, or is settled or exchanged for cash or other property will, to the extent of such expiration, forfeiture, settlement or exchange, automatically again become available for issuance under the 2011 Plan. However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award under the 2011 Plan or 2004 Plan, any shares we repurchased using option exercise proceeds from options under the 2011 Plan or 2004 Plan, and any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right granted under the 2011 Plan or 2004 Plan on its exercise, may not be used again for new grants.

          Awards granted under the 2011 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our company will not reduce the number of shares of common stock authorized for issuance under the 2011 Plan. Additionally, if a company acquired by our company has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2011 Plan and will not reduce the shares authorized for issuance under the 2011 Plan, but only if the shares are used for awards made to individuals who were not employed by or providing services to our company.
          The maximum number of stock options and stock appreciation rights that can be granted to any eligible participant during a single calendar year cannot exceed 1,000,000. The maximum number of shares subject to full value awards that can be granted to any eligible participant during a single calendar year cannot exceed 1,000,000. The maximum amount of awards denominated in cash cannot not exceed two (2) times the eligible participant’s base salary (up to a maximum base salary of $2,000,000), per calendar year. The maximum award that may be granted to any eligible participant for a performance period greater than one year shall not exceed the foregoing annual maximum multiplied by the number of full years in the performance period.
Types of Awards
          The types of awards that may be granted under the 2011 Plan include incentive and non-qualified stock options, stock appreciation rights, restricted shares, restricted share units, performance awards, and other stock-based awards. Subject to exception for a participant’s termination, death or total disability, the incentive and non-qualified stock options and stock appreciation rights will terminate after ten (10) years after the date of grant, unless otherwise determined by the committee. Except for the participant’s death or total disability, restricted shares and restricted share units will terminate at the date of the participant’s termination of employment, unless otherwise determined by the committee.
          In addition to the general characteristics of all of the awards described in this proxy statement, the basic characteristics of awards that may be granted under the 2011 Plan are as follows:
Incentive and Non-Qualified Stock Options
          Both incentive and non-qualified stock options may be granted to recipients at such exercise prices as the compensation committee may determine, but not less than the fair market value (as defined in the 2011 Plan) of a share of our common stock as of the date the option is granted. We determine fair market value of our common stock based on the closing price of our common stock on the NYSE on the date of grant; however, if no sale of our stock occurred on that date, we will use the closing price on the next preceding date on which a sale of our stock occurred. The aggregate fair market value of all the shares of our common stock with respect to which incentive stock options may first become exercisable by a participant for the first time during any year shall not exceed $100,000 under the 2011 Plan. Incentive and non-qualified stock options may be granted alone or in tandem with stock appreciation rights, however if the options are granted in tandem with stock appreciation rights the exercise of either will result in the simultaneous cancellation of the same number of tandem options or stock appreciation rights. The option exercise price for any outstanding options may not be decreased after the date of grant nor may any outstanding options granted under the 2011 Plan be surrendered to us as consideration for the grant of a new option with a lower option exercise price or otherwise subject to any action that would be treated as a repricing without the approval of our shareholders.
Stock Appreciation Rights
          The value of a stock appreciation right granted to a recipient is determined by the appreciation in our common stock. The recipient receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a purchase price specified by the compensation committee at the time the right is granted. The purchase price specified by the compensation committee must be at least equal to the fair market value (as defined in the 2011 Plan) of the specified number of shares of our common stock to which the right relates determined as of the date the stock appreciation right is granted. A stock appreciation right may be made in cash, common stock valued at fair market value on the date of exercise, a combination of cash and common stock, or by any method the compensation committee may determine. The purchase price per share of the common stock covered by a stock appreciation right granted under the 2011 Plan may not, with limited exception, be decreased, cancelled in conjunction with the grant of any new stock appreciation right with a lower purchase price per share, or otherwise subject to any action that would be treated as a repricing. A stock appreciation right may be granted alone or in tandem with incentive and non-qualified stock options, however if the stock appreciation rights are granted in tandem with options, the exercise of either will result in the simultaneous cancellation of the same number of tandem options or stock appreciation rights.

Restricted Shares and Restricted Share Units
          Our common stock granted to recipients may contain such restrictions as the compensation committee may determine, including, without limitation: a requirement that participants pay a stipulated purchase price for each restricted share or each restricted share unit; restrictions based upon the achievement of specific performance goals; time-based restrictions on vesting; and/or restriction under applicable Federal or state securities law. Any time-based restriction period will not be less than three years, unless otherwise determined by the compensation committee at the time of grant. Awards of restricted shares and restricted share units shall have the right to receive dividends in cash or other property, unless the compensation committee determines otherwise, provided that the dividends shall be distributed only if and when the restrictions imposed on the restricted shares or restricted share units lapse. Awards of restricted shares shall have the right to vote such shares as the record owner of the restricted shares, unless the compensation committee determines otherwise. At the end of the restriction period, a certificate representing the number of shares to which the participant is then entitled shall be delivered to the participant free and clear of the restrictions.
          Payments with respect to restricted share units that become payable in accordance with their terms and conditions shall, as determined by the compensation committee, be settled in cash, shares of common stock, or a combination of cash and shares.
Performance Awards
          Performance awards consist of performance shares or performance units. Performance awards entitle the recipient to payment in amounts determined by the compensation committee based upon the achievement of specified performance measures over a performance period. The performance period shall be one year, unless otherwise determined by the compensation committee. With respect to participants who are “covered employees” under Section 162(m) of the Internal Revenue Code, the performance measures are set by our compensation committee at the start of each performance period and are based on one or more or any combination of the following criteria: stock price; market share; sales; revenue; cash flow; sales volume; earnings per share; EBITDA; pre-tax income; return on equity; return on assets; return on sales; return on invested capital; economic value added; net earnings; total shareholder return; gross margin; and/or costs.
          The performance measures may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function, business unit or affiliate in which the participant is employed. In addition to selecting the performance targets, the compensation committee will also approve the level of attainment required to earn a payment under an award, which may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures.
Other Stock-Based Awards
          The compensation committee is authorized to grant to eligible participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock (including, without limitation, securities convertible into shares of common stock), as are deemed by the compensation committee to be consistent with the purpose of the 2011 Plan. The shares of common stock or other securities delivered shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, shares of common stock, other securities, other awards or other property or any combination thereof), as the compensation committee shall determine. The value of the consideration, as established by the compensation committee, shall not be less than 100% of the fair market value of such shares of common stock or other securities as of the date such purchase right is granted, unless otherwise determined by the compensation committee.
Dividend Equivalents
          The compensation committee is authorized to grant dividend equivalents to eligible participants under which the participant shall be entitled to receive payments (in cash, shares of common stock, other securities, other awards or other property as determined in the discretion of the compensation committee) equivalent to the amount of cash dividends paid by us to holders of shares of common stock with respect to a number of shares of common stock determined by the compensation committee. Any dividends or dividend equivalents issued in connection with performance-based awards must be subject to vesting on the same terms as the underlying award.

Acceleration of Awards, Lapse of Restrictions
          Consistent with the terms of the 2011 Plan, the compensation committee may accelerate vesting requirements, performance periods, and the expiration of the applicable term or restrictions, and adjust performance measures and payments, upon such terms and conditions as are set forth in the participant’s award agreement, or otherwise in the compensation committee’s discretion. The 2011 Plan provides for acceleration upon a “change of control” (as defined in the 2011 Plan), unless the award provides otherwise.
Adjustments, Amendments, Terminations
          In the event of any “equity restructuring” within the meaning of FASB ASC Topic 718, such as a stock dividend, stock split, spin off, rights offering or recapitalization through a large, nonrecurring cash dividend, the 2011 Plan requires the compensation committee to equitably adjust the number and type of shares available for awards or subject to outstanding awards, and the exercise price of such awards. In the event of any other change in corporate capitalization, such as a merger, consolidation, any reorganization, or any partial or complete liquidation of us, the compensation committee has the discretion to make such equitable adjustments similar to those described above as it deems appropriate to prevent enlargement or diminution of participants’ rights.
          The 2011 Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and us on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the compensation committee, unless any such amendment is determined by the compensation committee to be materially adverse to the participant and not required as a matter of law. No amendment shall reduce the exercise price of, or “reprice,” any outstanding award, without shareholder approval. The 2011 Plan also gives the board of directors the right to amend, modify, terminate or suspend the 2011 Plan, except that amendments to the 2011 Plan are subject to shareholder approval in certain circumstances, which generally require shareholder approval pursuant to applicable law or stock exchange rules.
          The 2011 Plan will remain in effect until April 21, 2021.
Awards to Non-Employee Directors
          Non-employee directors are eligible to receive any and all types of awards other than incentive stock options under the 2011 Plan. The board must approve all awards to non-employee directors. If a non-employee director ceases to be a member of the board for any reason other than death, total disability or retirement prior to the granting of an award in respect of the fiscal year in which the event occurred, the non-employee director’s rights to any award in respect of the fiscal year during which such cessation occurred will terminate unless the board determines otherwise.
          Each stock option granted to a non-employee director shall have an exercise price equal to the fair market value on the grant date and shall vest in accordance with the terms of an award agreement and shall have a term of ten years. In the event a non-employee director terminates membership on the board prior to the vesting date, or lapsing of any restrictions, of an award, then (A) if such termination is the result of such non-employee director’s death, total disability or retirement, such award shall immediately vest or, as applicable, the restrictions shall lapse, and, in the case of options, be exercisable, and (B) if such termination is the result of an event other than death, total disability or retirement, such award shall immediately terminate and expire. No options granted to a non-employee director may be exercised after he or she ceases to be a member of the board, except that: (A) if such cessation occurs by reason of death, the options then held by the non-employee director may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such options in accordance with the terms hereof; (B) if such cessation occurs by reason of the non-employee director incurring a total disability, the options then held by the non-employee director may be exercised by him or her until the expiration of such options in accordance with its terms; and (C) if such cessation occurs by reason of the non-employee director’s retirement, the options then held by the non-employee director may be exercised by him or her until the expiration of such options in accordance with the terms hereof.
Federal Tax Considerations
          The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the 2011 Plan.

Incentive Stock Options
          A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted under the 2011 Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.
          Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a “disqualifying disposition”), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequence of such disqualifying disposition will be as described above.
          The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.
Non-Qualified Stock Options
          A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the 2011 Plan. At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
Stock Appreciation Rights and Performance Units
          Generally: (a) the recipient will not realize income upon the grant of a stock appreciation right or performance unit award; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the recipient upon exercise of a stock appreciation right or in payment of the performance unit award; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the recipient upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described below with respect to a disposition of unrestricted shares.
Restricted and Unrestricted Shares; Restricted Share Units
          Unless the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code: (a) the recipient will not realize income upon the grant of restricted shares; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted shares on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Internal Revenue Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted shares rather than as of the date of the removal or expiration of the restrictions.
          With respect to awards of unrestricted shares: (a) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction upon the grant of the unrestricted shares and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted shares on the date of grant. When the recipient disposes of restricted or unrestricted shares, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

          A recipient will not realize income upon the grant of restricted share units, but will realize ordinary income, and we will be entitled to a corresponding deduction, when the restricted share units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.
Withholding
          The 2011 Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes.
Plan Benefits
          The specific individuals who will be granted awards under the 2011 Plan and the type and amount of any such awards will be determined by the compensation committee (or a subcommittee, to the extent it has delegated authority), subject to annual limits on the maximum amounts that may be awarded to any individual, as described above. Accordingly, future awards to be received by or allocated to particular individuals under the 2011 Plan are not presently determinable.
          Our board of directors, upon recommendation of our compensation committee, recommends that the shareholders vote for the approval of the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan.
PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
          In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the 2010 compensation of our named executive officers, which is described in the “Compensation Discussion and Analysis” section on page 13 of this Proxy Statement.
          As described in the “Compensation Discussion and Analysis” section on page 13, we believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Accordingly, our executive compensation programs are designed to:
•	attract, retain and motivate qualified talent;

•	motivate executives to improve the overall performance of our company and reward executives when our company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our shareholders.
          Shareholders are urged to read the “Compensation Discussion and Analysis” section on page 13, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. Our compensation committee and board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
          This vote is merely advisory and will not be binding upon our board of directors. However, our board of directors encourages all shareholders to vote their shares on this matter in order to express their opinions on our named execute officers’ compensation packages.
     Our board of directors recommends that the shareholders vote for the 2010 compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 5 — FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
          In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders the opportunity to cast an advisory vote on whether the non-binding advisory vote to approve the compensation of our named executive officers should occur every one, two or three years. Our board of directors recommends that the shareholders vote for having an advisory vote on the compensation of our named executive officers included in our proxy statement every three years.
          First, while the board of directors intends that its compensation program be responsive to shareholder concerns, the board is focused on long-term results. The board is concerned that annual votes on the compensation program could foster a short-term focus and may undermine some of its fundamental goals. Because of this, annual votes may lead to “one size fits all” formulas for evaluating compensation that will impair the board’s ability to design its compensation program to align with its business model and performance drivers.
          Second, our board of directors believes that a triennial vote promotes our goal of a compensation program that aligns our executives’ long-term interests with those of our shareholders. As described in the “Compensation Discussion and Analysis” section on page 13, our executive compensation program is designed to motivate executives to improve overall performance of the company with a focus on providing long-term incentives that will help to align the interests of our executives with the interests of our shareholders. To facilitate the alignment of our executives’ long term interests with those of our shareholders, our compensation program has continued to implement a long-term incentive component in our compensation program that accounts for over 50% of the executives’ total compensation on annual basis. A triennial vote continues to foster this compensation philosophy.
          This vote is merely advisory and will not be binding upon our board of directors. However, our board of directors encourages all shareholders to vote their shares on this matter in order to express their opinions on our named executive officers’ compensation packages.
          Our board of directors recommends that the shareholders vote for having an advisory vote on the compensation of our named executive officers included in our proxy statement every three years.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of our common stock as of February 28, 2011 by:
•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.
     Beneficial ownership is determined in accordance with the Securities and Exchange Commission’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of February 28, 2011, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
     Except as indicated in the notes to this table, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 42,266,779 shares of our common stock outstanding on February 28, 2011. The address for each executive officer and director is 2902 Corporate Place, Chanhassen, MN 55317.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock
Principal Shareholders:
Thornburg Investment Management Inc.(1)	4,577,712	10.9%
2300 Ridgetop Rd. Santa Fe, NM 87506
Kornitzer Capital Management, Inc.(2)	3,425,473	8.2%
5420 West 61st Place Shawnee Mission, KS 66205
BlackRock, Inc.(3)	2,986,991	7.1%
40 East 52nd Street New York, NY 10022
Columbia Wanger Asset Management, L.P.(4)	2,875,000	6.8%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
EARNEST Partners, LLC(5)	2,213,350	5.3%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
Non-Employee Directors:
Giles H. Bateman	16,049	*
Jack W. Eugster	10,175	*
Guy C. Jackson	18,653	*
John K. Lloyd	7,875	*
Martha A. Morfitt	9,628	*
John B. Richards	8,211	*
Joseph S. Vassalluzzo	69,845	*
Named Executive Officers:
Bahram Akradi	2,281,391	5.4%
Michael R. Robinson(6)	339,837	*
Eric J. Buss(7)	201,964	*
Mark L. Zaebst(8)	158,834	*
Jeff Zwiefel (9)	164,432	*
All directors and executive officers as a group (12 persons)(10)	3,286,894	7.7%

*	Less than 1%

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 24, 2011, reflecting the shareholder’s beneficial ownership as of December 31, 2010.

(2)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 21, 2011, reflecting the shareholder’s beneficial ownership as of December 31, 2010. Kornitzer Capital Management, Inc. had sole voting power for 3,425,473 shares, shared voting power for 0 shares, sole dispositive power for 3,335,008 shares and shared dispositive power for 90,465 shares.

(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2011, reflecting the shareholder’s beneficial ownership as of December 31, 2010.

(4)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, reflecting the shareholder’s beneficial ownership as of December 31, 2010. The shares reported by Columbia Wanger Asset Management, LLC include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by the reporting person. CAT holds 5.8% of the shares of Life Time Fitness, Inc. These two funds have sole voting power for 2,681,000 and sole dispositive power for 2,875,000.

(5)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011, reflecting the shareholder’s beneficial ownership as of December 31, 2010. EARNEST Partners, LLC, had sole voting power for 722,043 shares, shared voting power for 470,807 shares, sole dispositive power for 2,213,350 shares and shared dispositive power for 0 shares.

(6)	Includes 140,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2011.

(7)	Includes 41,600 shares of common stock underlying options that are exercisable within 60 days of February 28, 2011.

(8)	Includes 11,375 shares of common stock underlying options that are exercisable within 60 days of February 28, 2011.

(9)	Includes 11,000 shares of common stock underlying options that are exercisable within 60 days of February 28, 2011.

(10)	Includes 203,975 shares of common stock underlying options issued to five executive officers that are exercisable within 60 days of February 28, 2011.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Approval Policy
     In February 2007, our board of directors adopted a formal related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the Securities and Exchange Commission. This policy was most recently amended in December 2010. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest, but exempts the following:
•	payment of compensation by our company to a related person for the related person’s service to our company in the capacity or capacities that give rise to the person’s status as a “related person;”

•	transactions available to all employees or all shareholders of our company on the same terms; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year, which is the threshold for disclosure of related person transactions under applicable SEC rules.
     The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:
•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.
     The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the committees deems appropriate.
Related Person Transaction Summary
     Prior to the adoption of our related person transaction approval policy, our company entered into the transaction described below. We believe that the transaction set forth below was on terms no less favorable than we could have obtained from unaffiliated parties.
     In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 50% interest. We paid rent pursuant to this lease of $530,132 in 2010. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained at the time of transaction to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.

     Other than the transaction set forth above, our company had no other transactions during fiscal 2010 which required review, approval or ratification under our related person transaction approval policy or where the related person transaction approval policy’s policies and procedures were not followed.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2010 for compensation plans under which securities may be issued:

	Number of Securities		Weighted-Average	Number of Securities
	to be Issued Upon		Exercise Price of	Remaining Available for
	Exercise of Outstanding		Outstanding Options,	Future Issuance Under
Plan Category	Options, Warrants and Rights		Warrants and Rights	Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	552,625	(1)	$23.30	2,236,949	(2)
Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	552,625		$23.30	2,236,949

(1)	This amount includes shares issuable upon the exercise of outstanding stock options granted under the 1998 Plan and shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan. This amount does not include 13,340 shares that were subject to purchase under the Life Time Fitness, Inc. Employee Stock Purchase Plan for the purchase period ended December 31, 2010.

(2)	This amount includes 894,289 shares available for issuance pursuant to equity awards that could be granted in the future under the 2004 Plan and 1,342,660 shares available for issuance under the Life Time Fitness, Inc. Employee Stock Purchase Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based upon a review of reports and written representations furnished to it, the company believes that during the fiscal year ended December 31, 2010, all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of our stock pursuant to Section 16(a) of the Exchange Act, except that, as a result of the company’s administrative oversight, Mr. Akradi failed to timely report a cash exercise of 37,500 options on June 29, 2010, and, also as a result of the company’s administrative oversight, Mr. Hugo, our controller and chief accounting officer, failed to timely report that shares sold on November 18, 2010 had been acquired pursuant to an exercise of stock options.

ADDITIONAL INFORMATION
     Our Annual Report for the year ended December 31, 2010, including consolidated financial statements, is available on the Internet. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access these materials.
     As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.
     Shareholders who wish to obtain an additional copy of our Annual Report for the year ended December 31, 2010, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2010, may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 2902 Corporate Place, Chanhassen, MN 55317.

By Order of the Board of Directors,

Bahram Akradi Chairman of the Board of Directors, President and Chief Executive Officer
Dated: March 7, 2011

Appendix A
LIFE TIME FITNESS, INC.
2011 LONG-TERM INCENTIVE PLAN
(EFFECTIVE AS OF APRIL 21, 2011)
1. PURPOSES.
     The purposes of this Plan are to provide long-term incentives to those persons with responsibility for the success and growth of Life Time Fitness, Inc. (the “Company”) and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of the Company’s shareholders, to assist the Company in recruiting, retaining and motivating a diverse group of employees, consultants, advisors and non-employee directors on a competitive basis, and to ensure a pay-for-performance linkage for such employees and outside directors.
2. DEFINITIONS.
     For purposes of this Plan:
     (a) “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), or any successor provisions, and, for purposes other than the grant of Incentive Stock Options, any joint venture in which the Company or such “parent corporation” or “subsidiary corporation” owns an equity interest.
     (b) “Award” or “Awards” means a grant under this Plan in the form of Options, Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Awards, or any or all of them.
     (c) “Award Agreement” means any written or electronic agreement contract or other instrument or document evidencing the grant of an Award, which may but is not required to be signed by a Participant, in such form and including such terms as the Committee in its sole discretion shall determine.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Cause” means, unless otherwise defined in an Individual Agreement, (i) dishonesty or violation of any duty owed to the Company; (ii) conviction of a felony crime; (iii) any material act or omission involving willful malfeasance or gross negligence in the performance of duties to the Company; (iv) willful damage to the Company’s business and/or relationships with customers or suppliers; and, (v) failure, refusal or inability to perform duties in accordance with the directions, policies, and practices of the Company. The Committee shall, unless otherwise provided in an Individual Agreement with the Participant have the sole discretion to determine whether “Cause” exists, and its determination shall be final.
     (f) “Change in Control” is defined in Section 11(b).
     (g) “Code” means the Internal Revenue Code of 1986, as amended.
     (h) “Committee” means the Compensation Committee of the Board.
     (i) “Common Stock” means the common stock, par value $.02 per share, of the Company.
     (j) “Effective Date” shall have the meaning set forth in Section 13.
     (k) “Eligible Participants” means any of the following individuals who is designated by the Committee as eligible to receive Awards, subject to the conditions set forth in this Plan: any officer, employee, non-employee director, consultant or advisor of the Company or its Affiliates. The term employee does not include any individual who is not, as of the grant date of an Award, classified by the Company or any Affiliate as an employee on its corporate books and records even if that individual is later reclassified (by the Company, such Affiliate, any court or any governmental or regulatory agency) as an employee as of the grant date.

Except when referring to ISOs, all references in this Plan to “employee,” “employment” or similar words shall, with respect to consultants or advisors, refer to the consulting or advisory services provided by such consultants or advisors to the Company and shall, with respect to Non-Employee Directors, refer to service as a member of the Board.
     (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.
     (m) “Fair Market Value” on any date means:
     (i) the closing price of the stock as reported for composite transactions, if the Company’s Common Stock is then traded on a national securities exchange;
     (ii) the average of the closing representative bid and asked prices of the Company’s Common Stock as reported on a quotation system on the date as of which fair market value is being determined, if the Company’s Common Stock is then so traded; or
     (iii) if the Common Stock of the Company is not publicly traded on the date of grant of any Award under this Plan, the Committee shall make a good faith attempt to determine the fair market value of a share of Common Stock using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.
     (n) “Individual Agreement” means an employment, consulting or similar written agreement between a Participant and the Company or any one of its Affiliates.
     (o) “ISO” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an ISO.
     (p) “Non-Employee Director” means a member of the Board who is not an employee of the Company.
     (q) “NQSO” or “Non-Qualified Stock Option” means any Option that is not designated as an ISO or even if so designated does not qualify as an ISO on or subsequent to its grant date.
     (r) “Options” means the right to purchase shares of Common Stock at a specified price for a specified period of time.
     (s) “Option Exercise Price” means the purchase price per share of Common Stock covered by an Option granted pursuant to this Plan.
     (t) “Participant” means an individual who has received an Award under this Plan.
     (u) “Performance Awards” means an Award of Performance Shares or Performance Units based on the achievement of Performance Goals during a Performance Period.
     (v) “Performance Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).
     (w) “Performance Goals” means the goals established by the Committee under Section 7(d).
     (x) “Performance Measures” means the criteria set out in Section 7(d) that may be used by the Committee as the basis for a Performance Goal.
     (y) “Performance Period” means the period established by the Committee during which the achievement of Performance Goals is assessed in order to determine whether and to what extent a Performance Award has been earned.
     (z) “Performance Shares” means shares of Common Stock awarded to a Participant based on the achievement of Performance Goals during a Performance Period.

     (aa) “Performance Units” means an Award denominated in shares of Common Stock, cash or a combination thereof, as determined by the Committee, awarded to a Participant based on the achievement of Performance Goals during a Performance Period.
     (bb) “Plan” means the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan, as amended and restated from time to time.
     (cc) “Prior Plan” means the Life Time Fitness, Inc. Amended and Restated 2004 Long-Term Incentive Plan.
     (dd) “Restriction Period” means, with respect to Restricted Shares or Restricted Share Units, the period during which any restrictions set by the Committee remain in place. Restrictions remain in place until such time as they have lapsed under the terms and conditions of the Restricted Shares or Restricted Share Units or as otherwise determined by the Committee.
     (ee) “Restricted Shares” means shares of Common Stock that may not be traded or sold until the date that the restrictions on transferability imposed by the Committee with respect to such shares have lapsed.
     (ff) “Restricted Share Units” means the right, as described in Section 7(c), to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock.
     (gg) “Retirement” with respect to a Non-Employee Director shall mean termination from the Board after such Non-Employee Director shall have attained at least age 70 or after such Non-Employee Director shall have satisfied the criteria for Retirement established by the Committee from time to time.
     (hh) “Stock Appreciation Rights” or “SARs” means the right to receive the difference between the Fair Market Value of a share of Common Stock on the grant date and the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is exercised.
     (ii) “Total Disability” shall have the meaning set forth in the long-term disability program of the Company, unless otherwise defined in an Individual Agreement.
3. ADMINISTRATION OF THIS PLAN.
     (a) Authority of Committee. This Plan shall be administered by the Committee, which shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein):
•	to select the persons to be granted Awards under this Plan,

•	to determine the type, size and terms of Awards to be made to each person selected,

•	to determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made,

•	to establish objectives and conditions for earning Awards,

•	to determine whether an Award shall be evidenced by an agreement and, if so, to determine the terms of such agreement (which shall not be inconsistent with this Plan) and who must sign such agreement,

•	to determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the Performance Period,

•	to determine if and when an Award may be deferred,

•	to determine the guidelines and/or procedures for the payment or exercise of Awards, and

•	to determine whether an Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether any Awards granted under this Plan comply with the Performance Based Exception under Code Section 162(m).
     (b) Interpretation of Plan. The Committee shall have full power and authority to administer and interpret this Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments, which are not contrary to the terms of this Plan and which, in its opinion, may be necessary or advisable for the administration and operation of this Plan. The Committee’s interpretations of this Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an Award under this Plan.

     (c) Delegation of Authority. To the extent not prohibited by law, the Committee may (i) delegate its authority and administrative powers hereunder to a subcommittee, (ii) allocate all or any portion of its responsibilities and powers to any one or more of its members and, (iii) grant authority to employees or designate employees of the Company to execute documents on behalf of the Committee or to otherwise assist the Committee in the administration and operation of this Plan, provided that no such delegation may be made that would cause Awards or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award intended to qualify for the Performance Based Exception to case to qualify for such exception. Any such allocation or delegation may be revoked by the Committee at any time.
     (d) Section 162(m) and Rule 16b-3 Compliance. In the case of any grants made to insiders or Awards that are intended to qualify for the Performance Based Exception, the Committee shall delegate its authority to a subcommittee composed solely of two or more directors who qualify as an “independent director” within the meaning of the applicable stock exchange, as an “outside director” within the meaning of Section 162(m) of the Code, and as a “non-employee director” within the meaning of Rule 16b-3.
4. ELIGIBILITY.
     Awards may be granted under this Plan to Eligible Participants.
5. SHARES OF COMMON STOCK SUBJECT TO THIS PLAN.
     (a) Authorized Number of Shares. Unless otherwise authorized by the Company’s shareholders and subject to the provisions of this Section 5 and Section 10, the maximum aggregate number of shares of Common Stock available for issuance under this Plan shall be 2,500,000. Subject to the provisions of this Section 5 and Section 10, the maximum number of shares of Common Stock that may be issued pursuant to Options intended to be ISO’s shall be 2,500,000 shares. After the Effective Date, no additional awards may be granted under the Prior Plan.
     (b) Share Counting. The following shall apply in determining the number of shares remaining available for grant under this Plan:
     (i) In connection with the granting of an Option or other Award (other than a Performance Unit denominated in dollars), the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares in respect of which the Option or Award is granted or denominated; provided, however, that, in the case of Stock Appreciation Rights granted in tandem with Options (so that only one may be exercised with the other terminating upon such exercise), the number of shares of Common Stock shall only be taken into account once (and not as to both Awards) for purposes of this Section 5 and the limitations hereunder; and provided further where a SAR is settled in shares of Common Stock, the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the number of shares issued in such settlement.
     (ii) Whenever any outstanding Option or other Award (or portion thereof) granted under this Plan, or an option or award granted under the Prior Plan that is outstanding on the Effective Date (a “Prior Plan Award”), expires, is cancelled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the shares allocable to the expired, cancelled, settled or otherwise terminated portion of such award may again be the subject of Options or Awards granted under this Plan.
     (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company as a result of an acquisition will not count against the reserve of available shares under this Plan. The terms and conditions of the substitute or assumed Awards may vary from the terms and conditions set forth in this Plan to the extent the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted.
     (iv) The following shares shall not, however, again become available for issuance under this Plan or increase the number of shares of Common Stock available for issuance under Section 5(a): (i) shares of Common Stock tendered by the Participant or withheld by the Company in payment of the Option Exercise Price of an Option issued under this Plan or the Prior Plan, (ii) shares of Common Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or Prior Plan Award, (iii) shares of Common Stock repurchased by the

Company with proceeds received from the exercise of an option issued under this Plan or the Prior Plan, and (iv) shares of Common Stock subject to a Stock Appreciation Right issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that Stock Appreciation Right upon its exercise.
     (c) If a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the shares authorized for grant under this Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or Non-Employee Directors prior to such acquisition or combination.
     (d) Shares to be Delivered. Shares of Common Stock to be delivered by the Company under this Plan shall be determined by the Committee and may consist in whole or in part of authorized but unissued shares or shares acquired on the open market.
     (e) Fractional Shares. No fractional shares of Common Stock may be issued under this Plan; however, cash shall be paid in lieu of any fractional shares in settlement of an Award.
6. AWARD LIMITATIONS.
     The maximum number of Options and SARs that can be granted to any Eligible Participant during a single calendar year cannot exceed 1,000,000. The maximum per Eligible Participant, per calendar year amount for stock-settled Awards other than Options and SARs cannot exceed 1,000,000. The maximum per Eligible Participant, per calendar year amount of Awards denominated in cash shall not exceed two (2) times the Eligible Participant’s base salary, up to a maximum base salary of $2,000,000. The maximum Award that may be granted to any Eligible Participant for a Performance Period greater than one year shall not exceed the foregoing annual maximum multiplied by the number of full years in the Performance Period.
7. AWARDS TO ELIGIBLE PARTICIPANTS.
     (a) Options.
     (i) Grants. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Participants. Options may consist of ISOs or NQSOs, as the Committee shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be. The grant of an Option shall occur on the date the Committee by resolution selects a Participant to receive a grant of an Option, determines the number of shares of Common Stock to be subject to such Option to be granted to such Participant and specifies the terms and provisions of the Option. The Company shall notify a Participant of any grant of an Option, and such Award shall be confirmed by, and subject to the terms of, an Award Agreement.
     (ii) Option Exercise Price. The Option Exercise Price shall be equal to or greater than the Fair Market Value on the date the Option is granted, unless the Option was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company or any Affiliate as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or such Affiliate.
     (iii) ISO Limits. ISOs may only be granted to employees of the Company and its Affiliates and may only be granted to an employee who, at the time the Option is granted, does not own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate. The aggregate Fair Market Value of all shares with respect to which ISOs are exercisable by a Participant for the first time during any year shall not exceed $100,000; provided, however, that any Options or portions thereof that exceed such limit shall be treated as NQSOs notwithstanding any other provisions of the Award Agreement, but only to the extent of such excess. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

     (iv) No Repricing. Except for adjustments made pursuant to Section 10, the Option Exercise Price for any outstanding Option granted under this Plan may not be decreased after the date of grant nor may any outstanding Option granted under this Plan be surrendered to the Company as consideration for the grant of a new Option with a lower Option Exercise Price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option without the approval of the Company’s shareholders (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option).
     (v) Buy Out of Option Gains. In the event of a Change of Control, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to (1) accelerate the vesting of each outstanding Option, (2) cancel each outstanding Option and (3) cause the Company to pay to the Participant, with respect to each share of Common Stock covered by the Option immediately prior to its cancellation, the excess of the Fair Market Value of a share of Common Stock over the Option Exercise Price for a share of Common Stock covered by such Option at the date the Committee provides written notice (the “Buy Out Notice”) of its intention to exercise such right. Buyouts pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in shares of Common Stock, or partly in cash and partly in Common Stock, as the Committee deems advisable. To the extent payment is made in shares of Common Stock, the number of shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a share of Common Stock at the date of the Buy Out Notice. For purposes of this Section 7(a)(v) only, if the Change of Control is of the nature described in clause (B) of Section 11(b)(i) or clause (C) of 11(b)(ii) or the result of a tender offer or exchange offer that constitutes a Change of Control under clause (B) of Section 11(b)(ii), “Fair Market Value” of a share of Common Stock means the fair market value, as determined in good faith by the Committee, of the consideration to be received per share of Common Stock by those shareholders of the Company electing to, or required to, receive such consideration upon the occurrence of such Change of Control, notwithstanding anything to the contrary provided in this Agreement.
     (b) Stock Appreciation Rights.
     (i) Grants. Subject to the terms and provisions of this Plan, SARs may be granted to Eligible Participants. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs will result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.
     (ii) Purchase Price. The purchase price per share of Common Stock covered by a SAR granted pursuant to this Plan shall be equal to or greater than Fair Market Value on the date the SAR is granted, unless the SAR was granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became employees of the Company of any Affiliate as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or such Affiliate.
     (iii) Form of Payment. The Committee may authorize payment of a SAR in the form of cash, Common Stock valued at its Fair Market Value on the date of the exercise, a combination thereof, or by any other method as the Committee may determine.
     (iv) No Repricing. Except for adjustments pursuant to Section 10, in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the purchase price per share of Common Stock covered thereby, cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower purchase price per share, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, without the approval of the Company’s shareholders (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Stock Appreciation Right).
     (c) Restricted Shares/Restricted Share Units.
     (i) Grants. Subject to the terms and provisions of this Plan, Restricted Shares or Restricted Share Units may be granted to Eligible Participants.
     (ii) Restrictions. The Committee shall impose such terms, conditions and/or restrictions on any Restricted Shares or Restricted Share Units granted pursuant to this Plan as it may deem advisable including, without limitation: a requirement that Participants pay a stipulated purchase price for each Restricted Share or each Restricted Share Unit; restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual); time-based restrictions on vesting; and/or restrictions under applicable Federal or state securities laws. Unless otherwise determined by the Committee at the time of grant, any time-based restriction period shall be for a minimum of three years. To the extent the Restricted Shares or Restricted Share Units are intended to be deductible under Code Section 162(m), the applicable restrictions shall be based on the achievement of Performance Goals over a Performance Period, as described in Section 7(d) below.
     (iii) Payment of Units. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee.
     (iv) No Disposition During Restriction Period. During the Restriction Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares, the Committee may (a) cause a legend or legends to be placed on any certificates relating to such Restricted Shares, and/or (b) issue “stop transfer” instructions, to its transfer agent as it deems necessary or appropriate.
     (v) Dividend and Voting Rights. Unless otherwise determined by the Committee, during the Restriction Period, Participants who hold Restricted Shares and Restricted Share Units shall have the right to receive dividends in cash or other property or other distribution or rights in respect of such shares, and Participants who hold Restricted Shares shall have the right to vote such shares as the record owner thereof. Unless otherwise determined by the Committee, any dividends payable to a Participant during the Restriction Period shall be distributed to the Participant only if and when the restrictions imposed on the applicable Restricted Shares or Restricted Share Units lapse.
     (vi) Share Certificates. Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Company or its designee. At the end of the Restriction Period, a certificate representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the restrictions. No certificate shall be issued with respect to a Restricted Share Unit unless and until such unit is paid in shares of Common Stock.
     (d) Performance Awards.
     (i) Grants. Subject to the provisions of this Plan, Performance Awards consisting of Performance Shares or Performance Units may be granted to Eligible Participants. Performance Awards may be granted either alone or in addition to other Awards made under this Plan.
     (ii) Performance Goals. Unless otherwise determined by the Committee, Performance Awards shall be conditioned on the achievement of Performance Goals (which shall be based on one or more Performance Measures, as determined by the Committee) over a Performance Period. The Performance Period shall be one year, unless otherwise determined by the Committee.
     (iii) Performance Measures. The Performance Measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function, business unit or Affiliate of the Company in which the Participant is employed, and may consist of one or more or any combination of the following criteria: stock price, market share, sales, revenue, cash flow, sales volume, earnings per share, EBITDA, pre-tax income, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, and/or costs. The Performance Goals based on these Performance Measures may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures. The Performance Measures to be used for Performance Awards that are not intended to satisfy the conditions for the Performance Based Exception under Code Section 162(m) may consist of other criteria determined by the Committee.

     (iv) Extraordinary Events. At, or at any time after, the time an Award is granted, and to the extent permitted under Code Section 162(m) and the regulations thereunder without adversely affecting the treatment of the Award under the Performance Based Exception, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specific corporate transactions, accounting or tax law changes and other extraordinary and nonrecurring events.
     (v) Interpretation. With respect to any Award that is intended to satisfy the conditions for the Performance Based Exception under Code Section 162(m): (A) the Committee shall interpret this Plan and this Section 7 in light of Code Section 162(m) and the regulations thereunder; (B) the Committee shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Code Section 162(m) and the regulations thereunder; and (C) such Award shall not be paid until the Committee shall first have certified that the Performance Goals have been achieved.
     (e) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Participants, subject to the terms of this Plan, such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock), as are deemed by the Committee to be consistent with the purpose of this Plan. Shares of Common Stock or other securities delivered pursuant to a purchase right granted under this Section 7(e) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including, without limitation, cash, shares of Common Stock, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such shares of Common Stock or other securities as of the date such purchase right is granted, unless otherwise determined by the Committee.
     (f) Dividend Equivalents. The Committee is hereby authorized to grant dividend equivalents to Eligible Participants under which the Participant shall be entitled to receive payments (in cash, shares of Common Stock, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of shares of Common Stock with respect to a number of shares of Common Stock determined by the Committee. Subject to the terms of this Plan, such dividend equivalents may have such terms and conditions as the Committee shall determine, provided that any dividend equivalents issued in connection with an Award subject to performance-based vesting conditions be subject to vesting on the same terms and conditions as the underlying Award.
     (g) Termination of Awards. Unless otherwise provided in an Award Agreement, Awards shall terminate in accordance with this Section 7(g).
     (i) Options and SARs Granted to Eligible Participants. Each Option and SAR granted to an Eligible Participant pursuant to this Section 7 shall terminate:
If the Participant is then living, at the earliest of the following times:
     (A) ten (10) years after the date of grant of the Option or SAR, except in the event of death or Total Disability as provided below;
     (B) ninety (90) days after termination of employment with the Company or any Affiliate other than termination because of death or Total Disability or through discharge for Cause; provided, however, that if any Option or SAR is not fully exercisable at the time of such termination of employment, such Option or SAR shall expire on the date of such termination of employment to the extent not then exercisable;
     (C) immediately upon termination of Participant’s employment through discharge for Cause; or
     (D) any other time set forth in the Award Agreement describing and setting the terms of the Award.
In the event of death or Total Disability of the Participant while employed by the Company or any Affiliate, or if no longer so employed such Participant dies prior to termination of the entire Option or SAR under Section 7(g)(i)(B) or (D) hereof, the Participant’s Option or SAR shall become exercisable in full on the date of such death or Total Disability and shall remain exercisable for a minimum period of one (1) year after the date of death or Total Disability, unless it terminates earlier pursuant to Section 7(g)(i)(A) or (D). To the extent an Option or SAR is exercisable after the death of the Participant, it may be exercised by the person or persons to whom the Participant’s rights under the agreement have passed by will or by the applicable laws of descent and distribution and to the extent an Option or SAR is exercisable after the Total Disability of the Participant who is incompetent, it may be exercised by the Participant’s legal representative.
     (ii) Restricted Shares and Restricted Share Units. Unless otherwise provided in the related Award Agreement, in the case of a Participant’s death or Total Disability, the Participant shall be entitled to receive a number of shares of Common Stock under outstanding Restricted Shares, or in the case of Restricted Share Units, an amount of cash or number of shares of Common Stock, that has been prorated for the portion of the term of the Award during which the Participant was employed by the Company or any Affiliate, and, with respect to any shares, all restrictions shall lapse. Any Restricted Shares or Restricted Share Units as to which the restrictions do not lapse under the preceding sentence shall terminate at the date of the Participant’s termination of employment and such Restricted Shares or Restricted Share Units shall be forfeited to the Company; provided, however, that Awards of Restricted Shares or Restricted Share Units subject to Performance Measures shall be treated the same as Performance Awards according to Section 7(g)(iii).
     (iii) Performance Awards. If a Participant’s employment or other relationship with the Company or any Affiliate terminates during a Performance Period applicable to a Performance Award because of death or Total Disability, or under other circumstances provided by the Committee in its discretion in the related Award Agreement or otherwise, the Participant, unless the Committee shall otherwise provide in the Award Agreement, shall be entitled to a payment with respect to such Performance Awards at the end of the Performance Period based upon the extent to which achievement of the Performance Measures was satisfied at the end of such period (as determined at the end of the Performance Period) and prorated for the portion of the Performance Period during which the Participant was employed by the Company or any Affiliate. Except as provided in this paragraph, if a Participant’s employment with the Company or any Affiliate terminates during a Performance Period, then such Participant shall not be entitled to any payment with respect to that Performance Award.
8. AWARDS TO NON-EMPLOYEE DIRECTORS.
     (a) Awards. Non-Employee Directors are eligible to receive any and all types of Awards under this Plan other than ISOs. The Board must approve all Awards to Non-Employee Directors. Any Award to a Non-Employee Director shall be subject to the terms of Section 7 of this Plan, provided that to the extent the provisions of this Section 8 conflict with the terms of Section 7, this Section 8 shall prevail with respect to Awards to Non-Employee Directors.
     (b) Death, Total Disability and Retirement. In the event of the death, Total Disability or Retirement of a Non-Employee Director prior to the granting of an Award in respect of the fiscal year in which such event occurred, an Award may, in the discretion of the Board, be granted in respect of such fiscal year to the retired or disabled Non-Employee Director or his or her estate. If any Non-Employee Director ceases to be a member of the Board for any reason other than death, Total Disability or Retirement prior to the granting of an Award in respect of the fiscal year in which such event occurred, his or her rights to any Award in respect of the fiscal year during which such cessation occurred will terminate unless the Board determines otherwise.
     (c) Terms of Awards Granted to Non-Employee Directors.
     (i) Each Option granted to a Non-Employee Director shall have an Option Exercise Price equal to the Fair Market Value on the grant date.
     (ii) Each Option granted to a Non-Employee Director shall vest in accordance with the terms of an Award Agreement and shall have a term of ten years.
     (iii) In the event a Non-Employee Director terminates membership on the Board prior to the vesting date, or lapsing of any restrictions, of an Award, then (A) if such termination is the result of such Non-Employee Director’s death, Total Disability or Retirement, such Award shall immediately vest or, as applicable, the restrictions shall lapse, and, in the case of Options, be exercisable, and (B) if such termination is the result of an event other than death, Total Disability or Retirement, such Award shall immediately terminate and expire.

     (iv) No Options granted to a Non-Employee Director may be exercised after he or she ceases to be a member of the Board, except that: (A) if such cessation occurs by reason of death, the Options then held by the Non-Employee Director may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; (B) if such cessation occurs by reason of the Non-Employee Director incurring a Total Disability, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with its terms; and (C) if such cessation occurs by reason of the Non-Employee Director’s Retirement, the Options then held by the Non-Employee Director may be exercised by him or her until the expiration of such Options in accordance with the terms hereof.
     (d) Exercise of Options Granted to Non-Employee Directors.
     (i) To exercise an Option, a Non-Employee Director must provide to the Company (A) a written notice specifying the number of Options to be exercised and (B) to the extent applicable, any required payments due upon exercise.
     (ii) Non-Employee Directors may exercise Options under either of the following methods:
     (A) Cashless Exercise. To the extent permitted by law, Non-Employee Directors may exercise Options through a registered broker-dealer pursuant to cashless exercise procedures that are, from time to time, approved by the Committee. Proceeds from any such exercise shall be used to pay the exercise costs, which include the Option Exercise Price, applicable taxes and brokerage commissions. Any remaining proceeds from the sale shall be delivered to the Non-Employee Director in cash or stock, as specified by the Non-Employee Director.
     (B) Standard Exercise. Non-Employee Directors may exercise Options by paying to the Company an amount in cash from his or her own funds equal to the Option Exercise Price and any taxes required at exercise. A certificate representing the             shares of Common Stock that the Non-Employee Director purchased shall be delivered to him or her only after the Option Exercise Price and the applicable taxes have been paid.
9. DEFERRED PAYMENTS.
     Subject to the terms of this Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.
10. DILUTION AND OTHER ADJUSTMENTS.
     In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 — Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spin off, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall make equitable adjustments in the class and aggregate number of shares which may be delivered under this Plan as described in Section 5, the individual award maximums under Section 6, the class, number, and Option Exercise Price of outstanding Options and the class and number of shares subject to any other Awards granted under this Plan (provided the number of shares of any class subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee, and any such adjustment may, in the sole discretion of the Committee, take the form of Options covering more than one class of Common Stock; provided, in each case, that with respect to ISOs, no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision; provided further, with respect to all Awards, no such adjustment shall be authorized to the extent that such adjustment would cause the Awards to be subject to adverse tax consequences under Section 409A of the Code. In the event of any other change in corporate capitalization, such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of benefits or potential benefits. In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan. Unless otherwise determined by the Committee, the number of shares of Common Stock subject to an Award shall always be a whole number. In no event shall an outstanding Option be amended for the sole purpose of reducing the Option Exercise Price thereof, except in accordance with Section 7(a)(iv) of this Plan.

11. CHANGE IN CONTROL.
     (a) Impact of Change in Control. Notwithstanding any other provision of this Plan to the contrary, unless otherwise provided by the Committee in any Award Agreement, in the event of a Change in Control:
     (i) Any Options and SARs outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested.
     (ii) The restrictions and deferral limitations applicable to any Restricted Shares and Restricted Share Units shall lapse, and such Restricted Shares and Restricted Share Units shall become free of all restrictions and become fully vested.
     (iii) All Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be settled in cash or shares of Common Stock, as determined by the Committee, as promptly as is practicable.
     (iv) All restrictions on other Awards shall lapse and such Awards shall become free of all restrictions and become fully vested.
     (b) Definition. “Change in Control” means (i) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board; (ii) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) which, together with other acquisitions by such Person, results in the aggregate beneficial ownership by such Person of 30% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not result in a Change of Control (1) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (2) an acquisition by any entity pursuant to a transaction that complies with the exemption in clause (iii) below; (iii) consummation of a merger or consolidation of the Company with any other corporation or other entity, a statutory share exchange involving the capital stock of the Company, or a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company (except in connection with the sale-leaseback of the Company’s real estate), other than a merger, consolidation, statutory share exchange, or disposition of all or substantially all assets that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving or acquiring entity or its direct or indirect parent entity) beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity (including, without limitation, such beneficial ownership of an entity that as a result of such transaction beneficially owns 100% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities (or comparable equity securities) or all or substantially all of the Company’s assets either directly or indirectly) outstanding immediately after such merger, consolidation, statutory share exchange or disposition of all or substantially all assets in substantially the same proportions (as compared to other holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities prior to the transaction as their respective ownership, immediately prior to such transaction; or (iv) consummation or, if earlier, shareholder approval, of a definitive agreement or plan to liquidate or dissolve the Company.
12. MISCELLANEOUS PROVISIONS.
     (a) Misconduct. Except as otherwise provided in agreements covering Awards hereunder, a Participant shall forfeit all rights in his or her outstanding Awards under this Plan, whether or not such Awards have been earned or are vested or remain unearned or unvested, and all such outstanding Awards shall automatically terminate and lapse, if the Committee determines that such

Participant has (i) used for profit or disclosed to unauthorized persons, confidential information or trade secrets of the Company, (ii) breached any contract with or violated any fiduciary obligation to the Company, including, without limitation, a violation of any Company code of conduct, (iii) engaged in unlawful trading in the securities of the Company or of another company based on information gained as a result of that Participant’s employment or other relationship with the Company, or (iv) committed a felony or other serious crime.
     (b) Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until certificates for shares of Common Stock are issued to the Participant.
     (c) No Loans. No loans from the Company to Participants shall be permitted under this Plan.
     (d) Assignment or Transfer. Except as provided in this Section 12(d), no Award under this Plan or any rights or interests therein shall be transferable other than by will or the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant. Once awarded, the shares of Common Stock received by Participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to the restrictions imposed by the Securities Act of 1933, Section 16 of the Exchange Act and the Company’s policy concerning insider trading, each as amended from time to time. The Committee may provide in an Agreement or otherwise that an Award (other than an ISO) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
     (e) Withholding Taxes. The Company shall have the right to deduct from all Awards paid in cash (and any other payment hereunder) any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in stock or upon exercise of Options, to require the payment (through withholding from the Participant’s salary or otherwise) of any such taxes. The obligations of the Company to make delivery of Awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.
     (f) No Rights to Awards. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries, divisions or Affiliates. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under this Plan. By accepting an Award, the Participant acknowledges and agrees that (i) that the Award will be exclusively governed by the terms of this Plan, including the right reserved by the Company to amend or cancel this Plan at any time without the Company incurring liability to the Participant (except for Awards already granted under this Plan), (ii) Awards are not a constituent part of salary and that the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under this Plan to require Awards to be granted to him or her in the future under this Plan, or any other plan, (iii) the value of Awards received under this Plan will be excluded from the calculation of termination indemnities or other severance payments, and (iv) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of Options and stock and the exercise of Options, including, without limitation, currency and exchange laws, rules and regulations.
     (g) Beneficiary Designation. To the extent allowed by the Committee, each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under this Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, and unless the Committee determines otherwise shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     (h) Costs and Expenses. The cost and expenses of administering this Plan shall be borne by the Company and not charged to any Award or to any Participant.
     (i) Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Committee may pay cash in lieu of a fraction or round the fraction, in its discretion.

     (j) Funding of Plan. The Company shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under this Plan.
     (k) Indemnification. Provisions for the indemnification of officers and directors of the Company in connection with the administration of this Plan shall be as set forth in the Company’s articles of incorporation and bylaws as in effect from time to time.
     (l) Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, by merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     (m) Section 16 Compliance; Section 162(m) Administration. This Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events this Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other Eligible Participants. The Company intends that all Awards granted under this Plan to individuals who are or who the Committee believes will be “covered employees” (within the meaning of Section 162(m)(3) of the Code) will qualify for the Performance Based Exception.
     (n) Compensation Recoupment Policy. Awards may be made subject to any compensation recoupment policy adopted by the Board or the Committee at any time prior to or after the Effective Date, and as such policy may be amended from time to time after its adoption.
13. EFFECTIVE DATE, GOVERNING LAW, AMENDMENTS AND TERMINATION.
     (a) Effective Date. This Plan shall be effective as of April 21, 2011 (the “Effective Date”), provided that it is approved by the shareholders of the Company in accordance with all applicable laws, regulations and stock exchange rules and listing standards.
     (b) Amendments. The Board may at any time terminate or from time to time amend this Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment. Notwithstanding the foregoing, unless the Company’s shareholders shall have first approved the amendment, no amendment of this Plan shall be effective which would (i) increase the maximum number of shares of Common Stock which may be delivered under this Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under this Plan, (iii) add to the types of awards that can be made under this Plan, (iv) change the Performance Measures pursuant to which Performance Awards are earned, (v) modify the requirements as to eligibility for participation in this Plan, or (vi) require shareholder approval pursuant to this Plan, applicable law or applicable stock exchange standards, to be effective. With the consent of the Participant affected, the Committee may amend outstanding agreements evidencing Awards under this Plan in a manner not inconsistent with the terms of this Plan.
     (c) Governing Law. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Minnesota without giving effect to conflict of laws principles.
     (d) Termination. No Awards shall be made under this Plan after the tenth anniversary of the Effective Date.

MAP AND DIRECTIONS

2011 Annual Meeting of Shareholders
April 21, 2011 ● 1:00 p.m. CDT
2902 Corporate Place, Chanhassen, MN 55317
Directions from Minneapolis/St. Paul International Airport
(approximately 30-40 minutes):
•	Highway 5 towards Bloomington

•	Merge onto I-494 West (11.2 miles)

•	Take exit 11-C to merge onto Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot
Directions from downtown Minneapolis
(approximately 30-40 minutes):
•	35W South (5.4 miles)

•	Highway 62 West (4.9 miles)

•	212 West (3.1 miles)

•	212 turns into Highway 5 West (6.6 miles)

•	Turn left at Century Boulevard

•	Turn right at Corporate Place (very first right)

•	Corporate office is located on the right hand side of parking lot

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

     COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR the Nominees Listed in Item 1, FOR Items 2, 3
and 4 and 3 years for Item 5.

1.	Election of directors:	01	Bahram Akradi	04	Guy C. Jackson	07	John B. Richards	☐	Vote FOR all nominees	☐	Vote WITHHELD
		02	Giles H. Bateman	05	John K. Lloyd	08	Joseph S. Vassalluzzo		(except as marked)		from all nominees
		03	Jack W. Eugster	06	Martha A. Morfitt

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
     Please fold here – Do not separate

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐ For	☐ Against	☐ Abstain

3.	To approve the Life Time Fitness, Inc. 2011 Long-Term Incentive Plan.	☐ For	☐ Against	☐ Abstain

4.	To approve, on an advisory basis, the 2010 compensation of our named executive officers as disclosed in our proxy statement.	☐ For	☐ Against	☐ Abstain

5.	To vote, on an advisory basis, on the frequency of including an advisory vote on the compensation of our named executive officers in our proxy statement.	☐ 3 years	☐ 2 years	☐ 1 year	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE, FOR EACH PROPOSAL IN ITEMS 2, 3 AND 4 AND 3 YEARS ON ITEM 5. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE GOVERNANCE AND NOMINATING COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS, WHICH MAY PROPERLY COME BEFORE THE MEETING.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LIFE TIME FITNESS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 21, 2011
1:00 p.m. Central Time
Life Time Fitness, Inc. Corporate Office
2902 Corporate Place
Chanhassen, MN 55317

LifeTime Fitness, Inc. 2902 Corporate Place Chanhassen, MN 55317	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2011.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” the nominees listed in Item 1, “FOR” Items 2, 3 and 4 and 3 years for Item 5.
By signing the proxy, you revoke all prior proxies and appoint Bahram Akradi and Erik A. Lindseth and each of them acting in the absence of the other, with full power of substitution, to vote your shares of common stock of Life Time Fitness, Inc. held of record at the close of business on February 28, 2011 on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.eproxy.com/ltm	PHONE 1-800-560-1965	MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 20, 2011.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 20, 2011.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
110742